Exhibit 2.1.1

Dated	2007

US$ CASH ADVANCE AGREEMENT

Borrower

AUSTRAL PACIFIC ENERGY (NZ) LIMITED

Guarantors

KANUKA ENERGY LIMITED
AUSTRAL PACIFIC ENERGY LTD.
SOURCE ROCK HOLDINGS LIMITED

Agent, arranger and security agent
INVESTEC BANK (AUSTRALIA) LIMITED
ABN 55 071 292 594

Lenders
THE FINANCIAL INSTITUTIONS NAMED IN THE
SEVENTH SCHEDULE

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	FACILITY	19
3.	FEES AND OPTIONS	22
4.	CONDITIONS PRECEDENT	22
PART II – TRANCHE A		25
5.	ADVANCES	25
6.	INTEREST	25
7.	REPAYMENT	25
PART III – TRANCHE B		27
8.	ADVANCES	27
9.	INTEREST	27
10.	REPAYMENT	28
PART IV– TRANCHE C		29
11.	GUARANTEE FACILITY	29
PART V – GUARANTEE		30
12.	GUARANTEE	30
PART VI – PROVISIONS COMMON TO ALL TRANCHES		34
13.	PAYMENTS	34
14.	CANCELLATION AND PREPAYMENTS	35
15.	TAXATION	36
16.	CHANGES IN LAW	38
17.	REPRESENTATIONS AND WARRANTIES	40
18.	UNDERTAKINGS	43
19.	PROJECT ACCOUNTS	53
20.	HEDGING ARRANGEMENTS	59
21.	LENDERS’ CONSULTANTS	59
22.	EVENTS OF DEFAULT	61
23.	INTEREST ON OVERDUE AMOUNTS	65
24.	PAYMENTS PRO RATA AND SUBORDINATION	66
25.	RELATIONSHIP OF LENDERS TO AGENT	67
26.	INDEMNITIES	71
27.	ACCOUNTS	72
28.	EXPENSES	72
29.	TAXES AND DUTIES	73
30.	SET-OFF	73
31.	WAIVERS, REMEDIES CUMULATIVE	73
32.	SEVERABILITY OF PROVISIONS	73
33.	SURVIVAL OF REPRESENTATIONS AND INDEMNITIES	74
34.	MORATORIUM LEGISLATION	74

35.	CONSENTS AND OPINIONS	74
36.	ASSIGNMENTS	74
37.	CONFIDENTIALITY	75
38.	NOTICES	76
39.	AUTHORISED OFFICERS	77
40.	GOVERNING LAW	77
41.	COUNTERPARTS	77
42.	ACKNOWLEDGEMENT BY OBLIGORS	77
FIRST SCHEDULE		81
SECOND SCHEDULE		84
THIRD SCHEDULE		85
FOURTH SCHEDULE		87
FIFTH SCHEDULE		90
SIXTH SCHEDULE		91
SIXTH SCHEDULE		91
SEVENTH SCHEDULE		92
EIGHTH SCHEDULE		93
NINTH SCHEDULE		97
TENTH SCHEDULE		98
ANNEXURE A		99
ANNEXURE B		100
ANNEXURE B		103
PART B		103
ANNEXURE C		104
APPENDIX TO RATIO CERTIFICATE		105
ANNEXURE D		106

FACILITY AGREEMENT

DATED	2006

PARTIES

(1)	AUSTRAL PACIFIC ENERGY (NZ) LIMITED a duly incorporated company having its registered office in Wellington, as borrower (the Borrower);

(2)

KANUKA ENERGY LIMITED a duly incorporated company, having its registered office in Wellington, AUSTRAL PACIFIC ENERGY LTD. a duly incorporated overseas company having its registered office in Wellington and SOURCE ROCK HOLDINGS LIMITED a duly incorporated company having its registered office in Wellington, as guarantors (each a Guarantor);

(3)	INVESTEC BANK (AUSTRALIA) LIMITED ABN 55 071 292 594 in its capacity as agent, arranger and security agent (the Agent); and

(4)	THE FINANCIAL INSTITUTIONS NAMED IN THE SEVENTH SCHEDULE (together the Lenders and each a Lender).

BACKGROUND

A.

The Borrower has requested the Agent to arrange a facility under which cash advances and other financial accommodation of up to a maximum amount of the aggregate of US$23,000,000 and NZ$2,500,000 may be made available to the Borrower to fund, amongst other things, the Borrower’s interest in the Project.

B.	The Lenders have agreed to make the Facility available upon the terms and subject to the conditions contained in this Agreement.

TERMS OF THIS AGREEMENT

PART 1 – GENERAL

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following definitions apply unless the context requires otherwise:

“Account Bank” means the financial institution with which the Project Accounts are opened which, as at the date of this Agreement, is ASB Bank Limited;

“Account Bank Agreement” means the agreement dated on or about the date of this Agreement between the Borrower, the Account Bank and the Agent relating to the operation of the Project Accounts;

“Accounts” means statements of financial performance, statements of financial position and cash flow statements together with any statements, reports (including, without limitation, any directors’ and auditors’ reports) and notes attached to or intended to be read with any of them;

“Acquisition Agreement” means the agreement documenting the Borrower’s acquisition of all of the shares in Arrowhead Energy Limited;

“Advance” means each advance or other accommodation made or to be made available to or, at the request of, the Borrower under the Facility or, as the context may require, the principal amount thereof for the time being outstanding;

“Agreement” means this agreement together with any amendment, extension or variation to or of it in accordance with this agreement;

“Approved Issuer Levy” has the meaning given to that term in section 86F of the Stamp and Cheque Duties Act 1971;

“Authorisation” includes:

(a)

any consent, authorisation, registration, filing, lodgement, agreement, notarisation, certificate, permission, licence, approval, authority or exemption from, by or with a Governmental Agency (including, without limitation, any consent under the Resource Management Act 1991); or

(b)

in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action;

“Authorised Officer” means:

(a)

in respect of the Borrower, any director or any person from time to time nominated as an Authorised Officer by the Borrower by a notice to the Agent accompanied by certified copies of signatures of all new persons so appointed; and

(b) in respect of the Agent or a Lender, any person whose title or acting title includes the words “Director”, “Associate Director” or “Manager” or cognate expressions;

“Availability Period” means, in respect of each Tranche, the period commencing on the Commencement Date for that Tranche and expiring on 31 March 2007;

“Available Cash” means at any time the amount credited to the Proceeds Account following allocation of all amounts then due and payable pursuant to items (i) – (v) of the Cash Flow Sweep less any amounts representing the proceeds of amounts set out in the Base Case as sources of funds required to meet Project Outgoings and capital expenditure required under any Other JV Agreement in respect of any Other Permit;

“Available Facility” means, in relation to any Tranche on any date, the Tranche Amount for that Tranche less the Principal Outstanding under that Tranche and, in relation to the Facility on any date, the Facility Limit less the aggregate Principal Outstanding under the Facility;

“Base Case” means the financial cash flow model for the Project measuring the Project Company’s total cash inflows and cash outflows (on a quarterly basis) in US Dollars for a period corresponding to that detailed in the Field Development Plan and:

(a)

before any revision by the Agent in accordance with the Third Schedule, means the Base Case agreed between the Borrower and the Agent (a copy of which has been delivered to the Agent as a condition precedent pursuant to clause 4.1); and

(b)	after any revision by the Agent and the Borrower in accordance with the Third Schedule, the Base Case as most recently so revised;

“Borrower General Security Agreement” means the general security agreement dated on or about the date of this Agreement between the Borrower and the Agent under which the Borrower grants the Agent a first ranking Security Interest in all its assets other than its interest in Other Joint Ventures and Other Permits to secure repayment of the Secured Indebtedness;

“Business Day” means any day of the week other than a Saturday or a Sunday on which registered banks (within the meaning of the Reserve Bank of New Zealand Act 1989) generally are open for normal business in both Wellington and Auckland;

“CADS” means, for a period, the aggregate of all revenue of the Project for that period received or receivable by the Project Companies (or projected in accordance with the Base Case to be receivable by the Project Companies in respect of that period) less the aggregate of all Project Outgoings incurred (or projected to be incurred in accordance with the Base Case) during that period;

“Calculation Date” means:

(a)	the Completion Date; and

(b)	each Quarter Date during the term of the Facility; and

(c)	each Special Calculation Date;

“Capital Costs” means, at any time and in respect of any period, all costs and expenses of a capital nature properly incurred or to be incurred and paid by the Project Companies to the Operator in connection with the Project during such period but excluding Operating Costs, depreciation and Financing Costs;

“Cash Flow Sweep” means the operation of clause 19.3(f) (Cash Flow Sweep) to determine the manner in which the balance of the Proceeds Account is to be applied by the Borrower;

“Casualty Occurrence” means any event or series of related events in relation to the Project or any other asset of the Borrower which entitles the Borrower to claim under or to be entitled to receive payment of any insurance or any other compensation or payment for physical loss or damage in an amount which exceeds $50,000;

“Collateral Security” means each Security Interest, Guarantee or other document or agreement at any time created or entered into as security for any Secured Indebtedness in addition to the Borrower General Security Agreement, each Guarantor General Security Agreement and each Specific Security Agreement;

“Combined Project Life Ratio” means, at any date, the ratio of:

(a) the Present Value of CADS for the period commencing on that date and ending on the Project End Date; to

(b)

the aggregate of the Principal Outstanding of both Tranche A and Tranche B less the balance of the Debt Service Reserve Account at that date and, in the event of a default (howsoever described) under a GSA which is continuing, plus the Principal Outstanding of Tranche C;

“Commencement Date” means:

(a) in respect of Tranche A, the later of Financial Close and the date that Tranche B has been drawn down in full; and

(b) in respect of Tranche B and Tranche C, Financial Close;

“Commitment” means in relation to each Lender and a Tranche, the amounts set out in the Seventh Schedule;

“Companies Act” means the Companies Act 1993;

“Completion Date” means the date on which the Agent has confirmed that the Completion Test has been satisfied;

“Completion Test” means the satisfaction of each of the requirements set out in the Second Schedule;

“Construction Contract” means the Cheal A Production Facility Construction Site Facilities Agreement to be entered into between the Operator and Independent Technology Limited;

“Contractors” mean Independent Technology Limited and each other contractor from time to time under the Construction Contract;

“Cost Overruns” means, in relation to a period, funding requirements of the Borrower or the Project Companies in respect of the Project in excess of those allocated for that period in the Base Case;

“Crown” has the meaning given to that term in the JV Agreement;

“Crown Minerals Act” means the Crown Minerals Act 1991;

“Debt Service” means, in respect of any period, the aggregate amounts paid or payable by the Borrower during that period, under this Agreement or any other Financing Document, in respect of:

(a) Financing Costs accrued during the period; and

(b) payments in reduction of the Principal Outstanding;

excluding:

(c) any voluntary prepayments under this Agreement; and

(d) any Mandatory Prepayments;

“Debt Service Reserve Account” means the account of that name opened and operated in accordance with clause 19.4(a) (Debt Service Reserve Account);

“Deed of Subordination” means each deed entered into from time to time between the Borrower or a Project Company, the Agent and any other person subordinating the obligations of the Borrower or the Project Company as the case may be in respect of Financial Indebtedness owed by the Borrower or the Project Company as the case may be to that person;

“Drawdown Date” means the date on which any Advance under this Agreement is, or is to be, drawn or made;

“Drawdown Notice” means a request substantially in the form of Annexure A (Drawdown Notice);

“Drilling Contract” means the Onshore Drilling Rig Contract #746-2006-004 dated 20 January 2006 between the Operator and Ensign International Energy Services Pty Limited, as amended from time to time;

“Environmental Law” means a provision of a law or a law, which relates to an aspect of the environment or health;

“Event of Default” means any of the events specified in clause 22.1 (Events of Default); “Event of Review” means the events specified in clause 22.3 (Event of Review);

“Expiry Date” means, in relation to each Tranche, the earlier of:

(a) the date four years from the date of this Agreement; and

(b) the date the relevant Tranche has been repaid in full;

“Facility” means the US$ cash advance facility and NZ$ guarantee issue facility made available pursuant to this Agreement;

“Facility Limit” means the aggregate of US$23,000,000 and NZ$2,500,000 as this amount may be varied in accordance with this Agreement;

“Fees Letter” means each fees letter between the Borrower and the Agent dated on or about the date of this Agreement;

“Field Development Plan” means the field development plan as prepared (and updated from time to time) by the Operator in accordance with the JV Agreement (or, if not prepared by the Operator, the Borrower in consultation with the Agent based on all information available to the Borrower) and which plan models the expected development and extraction of the Petroleum resources from the Permit Area;

“Finance Parties” means each of the Agent, the Lenders, and the Hedge Counterparty;

“Financial Close” means the day on which, following execution of this Agreement, all the conditions precedent set out in the First Schedule are satisfied or waived by the Agent;

“Financial Indebtedness” means, in relation to any person:

(a)	indebtedness for moneys borrowed by that person;

(b)

indebtedness (actual or contingent) of that person under any guarantee, security or other commitment designed to assure any creditor against loss in respect of any Financial Indebtedness (as herein defined but excluding this paragraph (b)) of any third party;

(c)	any indebtedness under any acceptance credit opened on behalf of that person;

(d)	any indebtedness under any debenture, note, bill of exchange or commercial paper on which that person is liable as drawer, acceptor, endorser, issuer or otherwise;

(e)

any indebtedness for money owing in respect of any interest rate swap and/or cross currency swap option, cap, collar floor, any futures contract or any other derivatives contract entered into by that person; and

(f)

any rental payments under any lease entered into primarily for the purpose of raising or obtaining finance (whether in respect of land, machinery, equipment or otherwise) to which that person may for the time being and from time to time be subject;

“Financial Undertaking Matrix” means the financial undertakings matrix set out in the Fifth Schedule;

“Financing Costs” means, in respect of any period or as at any time, interest, fees, costs, expenses and all other amounts (after netting out the effect of any payments made and received under interest rate hedging arrangements) paid in that period or due and payable at that time by the Borrower under this Agreement or any other Financing Document (other than payments in reduction of the Principal Outstanding);

“Financing Documents” means this Agreement, the Hedging Documents, the Security Documents, the Account Bank Agreement, each Deed of Subordination, the Fees Letters and any other document or agreement entered into or provided under or in connection with any of the above or which the Borrower and the Agent agree to be a Financing Document for the purposes of this Agreement;

“Forward Combined Cover Ratio” means, at any date, in relation to the three month period commencing on that date, the ratio of:

(a)	projected CADS for that period (as set out in the Base Case); to

(b)	projected Debt Service for that period;

“Free Cash Flow” means, at any date, the balance of the Proceeds Account available for allocation as a Permitted Distribution, pursuant to the Cash Flow Sweep after paying or providing for all amounts ranking in priority, in accordance with clause 19.3 (Proceeds Account);

“Gas Prepayment and Sale Agreement” means the gas prepayment and sale agreement between International Resource Management Corporation and Vector Gas Limited (formerly NGC New Zealand Limited) dated 4 February 2004, as amended by the Deed of Assignment and Assumption Interests in Gas Prepayment and Sale Agreement dated 23 December 2005 assigning the rights of International Resource Management Corporation to Arrowhead Energy Limited;

“General Security Agreements” means each of the Borrower General Security Agreement and the Guarantor General Security Agreements;

“GSAs” means the Gas Sales Agreements that have or will be entered into between Arrowhead Energy Limited and Vector Gas Limited in respect of the Kahili oil well and the Cheal oil well and reference to a “GSA” means either of them;

“Governmental Agency” means any governmental, local government, council or local authority or any governmental, semi-governmental, Court or judicial entity or authority. It also includes any self-regulatory organisation established under statute or any stock exchange;

“Guarantee” means any guarantee, indemnity, letter of credit, legally binding letter of comfort or suretyship, or any other obligation or irrevocable offer (whatever called and of whatever nature):

(a) to pay or to purchase;

(b)

to provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets, rights or services, or otherwise) for the payment or discharge of;

(c) to indemnify against the consequences of default in the payment of; or

(d) to be responsible otherwise for,

an obligation or indebtedness of another person, a dividend, distribution, capital or premium on shares, stock or other interests, or the insolvency or financial condition of another person;

“Guarantor” means each person party to this Agreement as a guarantor at the date of this Agreement and each person who becomes a Guarantor pursuant to clause 18.5;

“Guarantor General Security Agreements” means the:

(a)

general security agreement dated on or about the date of this Agreement between Kanuka Energy Limited and the Agent under which that Project Company grants the Agent a first ranking Security Interest in all its assets to secure repayment of the Secured Indebtedness;

(b)

general security agreement between Arrowhead Energy Limited and the Agent under which that Project Company grants the Agent a first ranking (unless otherwise agreed) Security Interest in all its assets to secure repayment of the Secured Indebtedness; and

(c)

general security agreement dated on or about the date of this Agreement between the Sponsor and the Agent under which the Sponsor grants the Agent a first ranking Security Interest in all its assets to secure repayment of the Secured Indebtedness, and Guarantor General Security Agreement means any of them;

“Hedge Counterparty” means, at the date of this Agreement, Investec Bank (Australia) Limited and any other person providing Hedging Arrangements to the Borrower or the Project Company from time to time;

“Hedging Arrangements” means oil hedging arrangements described in clause 20.1 (Mandatory Hedging Arrangement) and any other foreign exchange or interest rate hedging entered into by the Borrower and the Hedge Counterparty from time to time;

“Hedging Documents” means the ISDA Master Agreement dated on or about the date of this Agreement between the Borrower and the Hedge Counterparty, each confirmation entered into pursuant to that agreement, and each other document or agreement evidencing the Hedging Arrangements;

“Historic Combined Cover Ratio” means, at any date, in relation to the three month period ending on that date, the ratio of:

(a) CADS for that period; to

(b) Debt Service for that period;

“Interest Payment Date” means, in relation to an Interest Period, the last day of that Interest Period;

“Interest Period” means, in relation to an Advance, each period by reference to which interest is calculated and payable but so that:

(a)

the first Interest Period in relation to each Advance shall begin on the Drawdown Date for that Advance and each subsequent Interest Period shall begin on the expiry of the preceding Interest Period relating thereto;

(b)

an Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless the result of such extension would be to carry such Interest Period over into another calendar month in which event such Interest Period will end on the immediately preceding Business Day; and

(c) no Interest Period may extend beyond the relevant Expiry Date and, if necessary, shall be shortened so as to end on the relevant Expiry Date;

“JV” means the joint venture established pursuant to the JV Agreement;

“JV Account” means each account opened and maintained by a Project Company with the Account Bank in accordance with clause 19.2(a) (JV Account);

“JV Account Sweep” means the operation of clause 19.2(d) (JV Account Sweep) to determine the manner in which the balance of each JV Account is to be applied by the Project Companies;

“JV Agreement” means together the Joint Venture Operating Agreement dated 16 December 2002 between PEP 38716 Limited and Cheal Petroleum Limited as subsequently amended and varied by a Variation Agreement dated 2 July 2004 between Rata Energy Limited, Cheal Petroleum Limited, International Resource Management Corporation and the Borrower to exclude deep and provide for shallow interests in the permit area and the Coordination Agreement in respect of PEP 38738 dated 2 July 2004 between Rata Energy Limited, Cheal Petroleum Limited, International Resource Management Corporation, Cardiff Holdings No. 1 Limited, Cardiff Holdings No. 2 Limited and the Borrower;

“JV Participants” means the parties to the JV Agreement holding a Participating Interest in the JV and “JV Participant” means any of them;

“Land” means the land occupied by the Project being the land described in the Land Access Agreements and any other land from time to time occupied by the Project;

“Land Access Agreements” means:

(a) the Short Term Agreement PEP 38738 Cheal B dated 30 December 2005 between the Operator and Rex Chapman Taylor, Christine Anne Taylor and Barry Stuart King;

(b) any long term lease entered into pursuant to clause 6.2 of the Short Term Agreement referred to in (a) above;

(c) the Memorandum of Lease dated 20 May 2005 between James Roy Lightoller, Raewyn Phyllis Lightoller and Phillip Jackson Armitstead as Lessors and the Operator as Lessee;

“Lenders’ Base Case Auditor” means KPMG or such other person as is appointed by the Agent in their place from time to time after consultation with the Borrower;

“Lenders’ Independent Engineer ” means Sproule International Limited or any other petroleum engineer appointed by the Agent from time to time for the purposes of this Agreement;

“Lenders’ Insurance Consultant” means any insurance consultant appointed by the Agent from time to time for the purposes of this Agreement;

“LIBOR” means, in relation to an Interest Period of an Advance:

(a) the applicable Screen Rate; or

(b)

if no Screen Rate is available for US Dollars or the relevant Interest Period of that Advance (or overdue amount), the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Agent at its request, quoted by three reference banks selected by the Agent to leading banks in the London interbank market, at or about 11.00am (London time) two London Business Days prior to the commencement of the relevant Interest Period for the offering of deposits in US Dollars for a period comparable to the Interest Period. Rates will be expressed as a yield percent per annum to maturity;

“Liquidation” includes statutory management, receivership, compromise, arrangement, amalgamation, administration, reconstruction, winding up, dissolution, assignment for the benefit of creditors, arrangement or compromise with creditors, bankruptcy or death or the appointment of any trustee, inspector, manager or similar officer;

“Loan Life Ratio” means, at any date:

(a)	in the period up to and including the Tranche A Expiry Date, the ratio of:

	(i)	the Present Value of CADS for the period commencing on that date up to and including the Tranche A Expiry Date; to

(ii)

the aggregate of Principal Outstanding under Tranche A at that date less the balance of the Debt Service Reserve Account at that date and, in the event of a default (howsoever described) under a GSA which is continuing, plus the Principal Outstanding of Tranche C; and

(b)	in the period commencing the day immediately following the Tranche A Expiry Date and at all times thereafter, the ratio of:

	(i)	the Present Value of CADS for the period commencing on that date up to and including the Tranche B Expiry Date; to

(ii)

the aggregate of the Principal Outstanding under Tranche B at that date less the balance of the Debt Service Reserve Account at that date and, in the event of a default (howsoever described) under a GSA which is continuing, plus the Principal Outstanding of Tranche C;

“London Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, England;

“Mandatory Prepayment” means a mandatory prepayment of the Principal Outstanding pursuant to clause 14.5 (Mandatory Prepayment);

“Mandatory Prepayment Percentage” as at any Calculation Date means that percentage determined with reference to the Financial Undertakings Matrix and the relevant Ratio Certificate delivered in respect of that Calculation Date to be applied by the Borrower in Mandatory Prepayment;

“Margin” means:

(a)	for Tranche A and Tranche C:

	(i)	for the period from Financial Close to the Completion Date, 2.00% per annum; and

	(ii)	thereafter, 1.75% per annum; and

(b)	for Tranche B:

	(i)	for the period from Financial Close to the Completion Date, 4.00% per annum; and

	(ii)	thereafter, 3.50% per annum;

“Material Adverse Effect” means in respect of the Obligors, in the reasonable opinion of the Agent, a material adverse effect on the financial condition or business (and/or as applicable, on the consolidated financial condition or business of the group of companies of which it forms part) of the

Obligors (as a group) and, in respect of any Obligor, in the reasonable opinion of the Agent, a material adverse effect on:

(a)	the ability or willingness of that person to perform its obligations under a Transaction Document; or

(b)	the enforceability or priority of any Security Documents or the Security Interests created therein; or

(c)	the validity or enforceability of any of the Financing Documents or the Project Documents,

and “material adverse change” shall be construed accordingly;

“Maturity Date” means the date on which the last Expiry Date occurs;

“Minimum Hedging Programme” has the meaning given to that term in clause 20.1 (Mandatory Hedging Arrangement);

“Mortgaged Property” means all the property subject to a Security Interest pursuant to the Security Documents;

“New Permits” means any petroleum exploration permit or petroleum mining permit issued under the Crown Minerals Act that the Borrower obtains a holding in or in which the Borrower obtains an interest after the date of this Agreement;

“Obligor” means each of:

(a)	the Borrower; and

(b)	the Guarantors; and

(c)	any other person who gives or creates a Guarantee or Security Interest which secures any Secured Indebtedness;

“Oil Sale Contracts” means each document or agreement entered into from time to time by or on behalf of the Borrower and/or the Project Companies relating to the processing, transportation and/or sale of Petroleum;

“Operating Costs” means, at any time in respect of any period, all costs and liabilities incurred and paid (or projected to be paid) by the Project Companies to the Operator in connection with the operation, management, maintenance and repair of the Project for that period including, without limitation payments on account of:

(a)	wages and salaries, maintenance costs, insurance premiums and deductibles and other administration and overhead costs;

(b)	payments on account of Tax (including income tax);

(c)	agency fees and fees of engineers, consultants and legal or financial advisors; and

(d)	other costs and expenses that the Borrower and the Agent agree are Operating Costs;

“Operator” has the meaning given to that term in the JV Agreement;

“Optional Prepayments” means a prepayment of any part of the Principal Outstanding in accordance with clauses 14.3 (Optional Prepayment) and 19.3(f)(viii) (Proceeds Account);

“Other Joint Ventures” means any joint venture relating to any Other Permit;

“Other Permits” means petroleum exploration permits 38738-02, 38741, 38745, 38746, 38748, 38765, 38766, 38524 and 38258 and petroleum mining permits 38156-02 and 38153 issued under the Crown Minerals Act and petroleum exploration permits PRL4, PRL5 and PPL235 issued under the laws of Papua New Guinea held by the Borrower or in which the Borrower has an interest;

“Outstanding Money” means, on any date, in relation to all or any part of the Facility, as the case may be, the Principal Outstanding, interest (including default interest), fees, costs and all other amounts payable by the Borrower to the Lenders under the Financing Documents on such date;

“Participating Interest” has the meaning given to that term in the JV Agreement; “Permits” has the meaning given to that term in the JV Agreement; “Permit Area” means the area covered by any Permit;

“Permitted Distributions” means all amounts permitted to be withdrawn from the Proceeds Account to make a distribution pursuant to clause 19.5;

“Permitted Distributions Percentage” means, as at any Calculation Date, the percentage of Permitted Distributions determined with reference to the Financial Undertakings Matrix and the relevant Ratio Certificate delivered in respect of that Calculation Date;

“Permitted Security Interest” means:

(a) a Security Interest created by a Project Company in favour of the other JV Participants under the JV Agreement;

(b) a Security Interest in favour of a party to a joint venture agreement in relation to one of the Other Permits;

(c)

a Security Interest not securing Financial Indebtedness and which arises solely by operation of law or in the ordinary course of ordinary business so long as the indebtedness secured is not in default or is being contested in good faith and is not outstanding for more than 90 days;

(d) a Security Interest consented to in writing by the Agent; and

(e) a Security Interest arising under section 17(1)(b) of the PPSA provided that such Security Interest does not secure indebtedness or obligations;

“Petroleum” has the meaning given to that term in the JV Agreement;

“Potential Event of Default” means anything which with the giving of notice or passage of time or both, would become an Event of Default;

“PPSA” means the Personal Property Securities Act 1999;

“Present Value of CADS” means, at any date (the “calculation date”) and for any period, CADS for that period discounted back to the calculation date at the rate of interest which would be payable in relation to an Advance for that period in accordance with clauses 6.3 or 9.3. For the purpose of calculating the Present Value of CADS for the Combined Project Life Ratio the relevant interest rate shall be the rate of interest applicable to Tranche A and for any other calculation the relevant interest rate shall be the rate of interest applicable to either Tranche A or Tranche B, the Principal Outstanding under which is to be included in the denominator in the calculation of the relevant ratio;

“Principal Amount” means the principal amount of any Advance;

“Principal Outstanding” means, as at any date in respect of a Tranche, the total Principal Amount of all outstanding Advances owing by the Borrower to a Lender under that Tranche or, in respect of Tranche C, the Maximum Guaranteed Amount (as defined in clause 11.1) as at that date and, in respect of the Facility, means the total Principal Amount of all outstanding Advances under the Facility as at that date;

“Proceeds Account” means the account opened and maintained by the Borrower with the Account Bank in accordance with clause 19.3(a) (Proceeds Account);

“Project” means the Cheal Oil and Gas production joint venture pursuant to the JV Agreement located onshore Taranaki Basin, New Zealand;

“Project Accounts” means each of the bank accounts opened and maintained by the Borrower and the Project Company (where applicable) pursuant to clause 19 (Project Accounts);

“Project Companies” means Kanuka Energy Limited and, following completion of the acquisition contemplated by the Acquisition Agreement, Arrowhead Energy Limited, and “Project Company” means each of them;

“Project Documents” means each of:

(a)	the JV Agreement;

(b)	the Oil Sale Contracts;

(c)	the Construction Contract;

(d)	the Drilling Contract;

(e)	the Acquisition Agreement;

(f)	the Permits;

(g)	the Land Access Agreements;

(h)	all material Authorisations required to conduct the Project (including Resource Consents);

(i)	any other material agreement, deed or document in connection with the Project to which the Borrower or the Project Company becomes a party;

(j)	any other contract or document which the Borrower and the Agent agree in writing to treat as a Project Document for the purposes of this Agreement; and

(k)	each document or agreement entered into for the purpose of amending or novating any of the above;

“Project End Date” means the date on which the last unit of recoverable oil of the Reserves (at P90 as set out in the Base Case) will be extracted from the Project;

“Project Life Ratio” means, at any time:

(a)	in the period up to and including the Tranche A Expiry Date, the ratio of:

(i) the Present Value of CADS for the period commencing on that date up to and including the Project End Date; to

(ii)

the aggregate of the Principal Outstanding under Tranche A at that date less the balance of the Debt Service Reserve Account at that date and, in the event of a default (howsoever described) under a GSA which is continuing, plus the Principal Outstanding of Tranche C; and

(b)	in the period commencing the day immediately following the Tranche A Expiry Date and at all times thereafter, the ratio of:

(i) the Present Value of CADS for the period commencing on that date up to and including the Project End Date; to

(ii)

the aggregate of the Principal Outstanding under Tranche B at that date less the balance of the Debt Service Reserve Account at that date and, in the event of a default (howsoever described) under a GSA which is continuing, plus the Principal Outstanding of Tranche C;

“Project Outgoings” means, in any period, the aggregate of the Project Companies’ costs relating to the Project in that period in respect of (without duplication):

(a)	Operating Costs;

(b)	Capital Costs;

(c)	Royalties, commissions and other accounts payable in respect of Petroleum produced by the Project;

(d)	all Taxes paid or payable in connection with the Project;

(e)	all exploration and drilling costs payable in connection with the Project;

(f)	any other amount payable in connection with the Project; and

(g)	any other expenditures agreed between the Borrower and the Agent to be Project Outgoings;

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December in any year;

“Ratio Certificate” means a certificate in the form outlined in Annexure C (Ratio Certificate) signed by two directors of the Borrower and each Project Company certifying as to the matters set out therein together with supporting calculations as appropriate;

“Related Company” has the meaning given to the term “Related Company” in the Companies Act, but on the basis that “Subsidiary” has the meaning given in this Agreement and that “company” includes any entity or a trust;

“Repayment Date” means:

(a)	in relation to Tranche A, each Quarter Date from and including 30 June 2007;

(b)	in relation to Tranche B, each Quarter Date from and including 31 December 2009; and

(c)	the Expiry Date for the relevant Tranche;

“Repayment Schedule” means the indicative repayment schedule set out in the Sixth Schedule and as may be amended from time to time pursuant to this Agreement or to reflect agreed changes to the Base Case;

“Reserves” means the “reserves” as defined by Lenders’ Independent Engineer to be P90 reserves of the Permit Area (as set out in the initial Base Case);

“Reserve Tail” means:

(a)	in the period up to and including the Tranche A Expiry Date, the percentage of:

(i) the recoverable oil to be produced by the Reserves during the period from the Tranche A Expiry Date to the Project End Date; divided by

(ii) the total recoverable oil to be produced from the Reserves to the Project End Date (as set out in the Base Case); and

(b)	in the period commencing the day immediately following the Tranche A Expiry Date and at all times thereafter, the percentage of:

(i) the recoverable oil to be produced by the Reserves during the period from the Tranche B Expiry Date to the Project End Date; divided by

(ii) the total recoverable oil to be produced from the Reserves to the Project End Date (as set out in the Base Case);

“Resource Consents” means all consents and Authorisations under the Resource Management Act obtained and/or held by the JV relating to the Project except that, for the purposes of clause 18.3 (Undertakings Relating to the Project) only, “Resource Consent” has the meaning given to it by Section 2 of the Resource Management Act;

“Resource Management Act” means the Resource Management Act 1991;

“Royalties” means all royalties payable to the Crown under the Permit and the Crown Minerals Act in respect of Petroleum produced by the Project;

“Scheduled Repayment” means, in respect of a Tranche, the amount (or amounts) required to be repaid on a Repayment Date as set out in the Repayment Schedule;

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate (if any) for US Dollars and the Interest Period displayed on the appropriate page of the Telerate screen selected by the Finance Parties. If the relevant page is replaced or the service ceases to be available, the Agent (after consultation with the Borrower) may specify another page or service displaying the appropriate rate;

“Secured Indebtedness” means all money which the Obligors (whether alone or with another person) is or at any time may become actually or contingently liable to pay to or for the account of the Finance Parties or any of them for any reason whatever under or in connection with a Financing Document. It includes, without limitation, money by way of principal, interest, fees, costs, indemnities, charges, duties or expenses or payment of liquidated or unliquidated damages under or in connection with a Financing Document, or as a result of a breach of or default under or in connection with a Financing Document. Where the Borrower or any other person would have been liable but for its Liquidation, it will be taken still to be liable;

“Security Documents” means each of the General Security Agreements, the Specific Security Agreements and any Collateral Security;

“Security Interest” means any mortgage, pledge, lien or charge (whether fixed or floating) encumbrance, financial lease, deferred purchase sale and repurchase, sale or leasehold, or any security interest (including a security interest as that term is defined in the PPSA) or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have or which has the commercial effect of having its claims satisfied in priority to other creditors with, or from the proceeds of, any asset. Without limitation it includes retention of title and a deposit of money by way of security but it excludes a charge or lien arising in favour of a Governmental Agency by operation of statute (unless there is default in payment of moneys secured by that charge or lien) and rights or obligations of, or in the nature of, set off, netting, contribution or consolidation, banker’s lien or analogous rights or obligations;

“Special Calculation Date” has the meaning given to that term in clause 18.2(a)(iv) (Ratio Certificate);

“Specific Security Agreements” means:

(a)

the specific security agreement over Source Rock Holdings Limited’s shares in the Borrower granted by Source Rock Holdings Limited in favour of the Agent dated on or about the date of this Agreement; and

(b) the specific security agreement over the Borrower’s shares in each of the Project Companies granted by the Borrower in favour of the Agent dated on or about the date of this Agreement;

and “Specific Security Agreement” means any of them;

“Specified Percentage” means the percentage amount corresponding to each Project Company’s Participating Interest;

“Sponsor” means Austral Pacific Energy Ltd.;

“Subordinated Debt” means all Financial Indebtedness of the Borrower that is subordinated to all Secured Indebtedness on terms and conditions satisfactory to the Agent;

“Subsidiary” has the meaning given in sections 5 and 6 of the Companies Act but so that:

(a) a trust may be a Subsidiary, for the purposes of which a unit or other beneficial interest will be regarded as a share; and

(b) a company or trust may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a company;

“Substitution Certificate” means a certificate in the form outlined in the Eighth Schedule;

“Tax” includes any tax, levy, impost, deduction, charge, rate, duty, Royalty, compulsory loan or withholding which is levied or imposed by a Governmental Agency, and any related interest, penalty, charge, fee or other amount;

“Total Cost to Complete” means the aggregate amount of all expenditure required to be incurred by the Borrower so that the Completion Test is able to be satisfied;

“Tranche” means Tranche A, Tranche B, and Tranche C (as the context requires) and “Tranches” means all of them;

“Tranche A” means the cash advance facility described in Part II;

“Tranche Amount” means:

(a) in relation to Tranche A, US$18,000,000;

(b) in relation to Tranche B, US$5,000,000;

(c) in relation to Tranche C, NZ$2,500,000;

in each case as reduced from time to time by prepayment or cancellation in accordance with this Agreement;

“Tranche B” means the cash advance facility described in Part III;

“Tranche C” means the guarantee facility described in Part IV;

“Transaction Document” means each Project Document and each Financing Document;

“US$” and “US Dollars” means the lawful currency of the United States of America;

“Warrant” means an option to acquire one fully paid ordinary share in the capital of the Sponsor granted by the Sponsor to the Agent pursuant to clause 3.4 (Warrants); and

“Warrant Certificate” means the warrant certificate in respect of the Warrants substantially in the form set out in the Ninth Schedule.

1.2	Interpretation: Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise:

	(a)	The singular includes the plural and the converse.

	(b)	A gender includes all genders.

	(c)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

	(d)	A reference to a person, company, trust, partnership, unincorporated body or other entity includes any of the foregoing.

	(e)	A reference to a clause, Part, Annexure or Schedule is a reference to a clause of, a part of, or annexure or schedule to, this Agreement.

	(f)	A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns.

	(g)	A reference to an agreement or document is to the agreement or document as amended, novated, supplemented or replaced from time to time, except to the extent prohibited by this Agreement.

(h)

A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

	(i)	A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

	(j)	A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing.

(k)

A reference to an asset includes any real or personal, present or future, tangible or intangible property or asset (including, without limitation, intellectual property) and any right, interest, revenue or benefit in, under or derived from the property or asset.

	(l)	An Event of Default subsists until it has been waived in writing by the Agent.

(m)

A reference to an amount for which a person is contingently liable includes, without limitation, an amount which that person may become actually or contingently liable to pay if a contingency occurs, whether or not that liability will actually arise.

	(n)	A reference to dollars or to $ is a reference to US Dollars or its equivalent in any other relevant currency.

(o)

A reference to generally accepted accounting practice has the meaning given to that term in section 3 of the Financial Reporting Act 1993. A reference to an accounting term is to be interpreted according to those principles and practices.

(p) A reference to a lease means:

(i) any lease, charter, hire purchase or hiring arrangement of any property (including without limitation, a right to use intellectual property or a franchise);

(ii) an agreement under which property is or may be used or operated by a person other than the owner; or

(iii)

an agreement or arrangement under which property is or may be managed or operated by a person other than the owner, and the operator or manager or its Related Company (whether in the same or another agreement or arrangement) is required to make or assure minimum, fixed and/or floating rate payments of a periodic nature.

(q) A reference to a time of day is a reference to New Zealand time unless otherwise stated.

(r) Except where inconsistent with the context, the expression “at any time” also means from time to time.

1.3

Determination, statement and certificate conclusive: Except where otherwise provided in this Agreement any determination, statement or certificate by the Agent or a Lender or an Authorised Officer of the Agent or a Lender provided for in this Agreement is, in the absence of manifest error, prima facie evidence of such on the parties.

1.4

Document or agreement: A reference to an “agreement” includes a Security Interest, Guarantee, undertaking, deed, agreement or legally enforceable arrangement whether or not in writing. A reference to a “document” includes an agreement (as so defined) in writing or a certificate, notice, instrument or document.

1.5	Listing requirements included as law: A listing rule or business rule of a stock exchange including, without limitation, the New Zealand Exchange Limited will be regarded as a law.

1.6

Inconsistency: In the event of any conflict or inconsistency between any provision of this Agreement and any provision of any other Financing Documents, this Agreement shall, to the extent of the inconsistency, prevail.

1.7	Borrower: A reference to the Borrower does not (unless expressly stated) include Austral Pacific Energy (NZ) Limited in its capacity as Operator, or as “operator” under any of the Other JV Agreements.

2.	FACILITY

2.1	Grant of Facility: The Lenders agree to make the Facility available to the Borrower on the terms and conditions contained in this Agreement.

2.2	Participation: Each Lender agrees to make its Commitment available to the Borrower on the terms of this Agreement.

2.3	Purpose:

	(a)	The Borrower shall apply the proceeds of any Advance under Tranches A and B:

		(i)	to fund the acquisition under the Acquisition Agreement;

		(ii)	to finance the development of the Borrower’s and the Project Companies’ interest in the Project and any contingencies;

		(iii)	to fund the Debt Service Reserve Account to the required balance pursuant to clause 19.4 (Debt Service Reserve Account);

		(iv)	to fund the pre-Financial Close costs, fees, expenses incurred by the Borrower associated with the establishment of the Facility; and

(v)

for such other purposes approved by the Agent, including, if there are undrawn amounts available under the Facility after funding or projected to be for the purposes listed above, funding for the Borrower’s interest in any Other Joint Ventures as may be agreed between the Borrower and the Agent provided that, no amounts may be drawn down and no proceeds of any Advance may be applied for any such purpose until after the Completion Date other than for capital expenditure in relation to any Other Joint Venture not exceeding US$1,000,000 in aggregate (which is agreed); and

(b)

The Borrower may only request the issue of a guarantee under Tranche C to be granted by the Tranche C Lender in favour of Vector Gas Limited in respect of the obligations of Arrowhead Energy Limited under the Gas Prepayment and Sale Agreement.

2.4

Lenders’ obligations several: The obligations of each Lender under this Agreement are several. The failure of any Lender to carry out its obligations hereunder shall not relieve any other party to this Agreement of any of its or their respective obligations to the parties hereto. None of the Agent or the Lenders shall be responsible for the obligations of any other party hereunder.

2.5

Lenders’ rights several: Notwithstanding any other term of this Agreement the interests of each Lender are several and the aggregate of the amounts outstanding at any time under this Agreement from the Borrower to the Agent for its own account or to or for the account of any Lender shall be a separate and independent debt from the amount owing to any other party. The Agent and each Lender shall have the right to protect and enforce its rights arising out of, but subject to, this Agreement and it shall not be necessary for any Lender or the Agent to be joined as an additional party in any proceedings to this end.

2.6	Security: The Lenders acknowledge and agree that, subject to:

	(a)	there being no Event of Default, Potential Event of Default or Event of Review subsisting at the relevant time;

	(b)	the Completion Date having occurred; and

	(c)	the Agent having received evidence (in a form and substance satisfactory to it) that:

(i)

any right claimed by Tag Oil (NZ) Limited or its subsidiaries or related companies to acquire a further or greater Participating Interest in the JV as a result of any default by Arrowhead Energy Limited under the JV Agreement or in relation to the acquisition of Arrowhead Energy Limited by the Borrower as set out in the Acquisition Agreement:

(1) has been irrevocably surrendered and waived by Tag Oil (NZ) Limited or it has been judicially determined that such right does not exist; or

(2) the right has been exercised and the Mandatory Prepayment in accordance with clause 14.5(c) has been made; and

		(ii)	all consents required to the creation by Arrowhead Energy Limited of security over its Participating Interest in the JV have been obtained and such security has been granted;

the Agent will, at the request of the Borrower, release and discharge:

		(iii)	the Security Interest created by the Borrower General Security Agreement over the Borrower’s shareholdings in other companies owning assets other than Participating Interests in the JV;

(iv)

the Security Interest created by the Guarantor General Security Agreement granted by Arrowhead Energy Limited over the Other Permits and Arrowhead Energy Limited’s interest in any Other Joint Ventures;

		(v)	the Security Interest created by the Specific Security Agreement over Source Rock Holdings Limited’s shares in the Borrower;

		(vi)	Source Rock Holdings Limited, as a Guarantor under this Agreement; and

(vii)

the Sponsor as a Guarantor under this Agreement and the Security Interest created by the Guarantor General Security Agreement granted by the Sponsor over all of the Sponsor’s present and after acquired personal property, provided that such release and discharge shall not in any way affect the obligations of the Sponsor to the Agent in relation to the Warrants, provided that, if the events set out in clauses 2.6(a) and (b) have occurred but not the events set out in clause 2.6(c) the Agent agrees that the guarantee granted by the Sponsor to the Agent in clause 12 shall be amended so that the maximum liability of the Sponsor to the Agent shall be for the amount determined by the Agent (after consultation with the Borrower) by which the Mandatory Prepayment set out in clause 14.5(c) which would be payable exceeds the estimated purchase price paid or which may be payable by Tag Oil (NZ) Limited for the acquisition referred to in 2.6(c).

2.7

Arrowhead Security: Until such time as the Agent has received (in a form and substance satisfactory to it) the evidence required under clause 2.6(c)(i) or (ii), and consents required under clause 2.6(c)(ii) the property secured by the Guarantor General Security Agreement granted by Arrowhead Energy Limited shall be all Arrowhead Energy Limited’s present and after acquired personal property excluding Arrowhead Energy Limited’s Participating Interest in the JV

Agreement. The Borrower and, upon accession to this Agreement as Guarantor, Arrowhead Energy Limited shall each use its best endeavours to obtain the consent of Tag Oil (NZ) Limited and each other JV Participant required under the JV Agreement to grant full security over its Participating Interest in the JV as soon as practicable.

3.	FEES AND OPTIONS

3.1	Establishment fee: The Borrower shall pay to the Agent, for the account of each Lender, not later than the date of this Agreement an establishment fee, in USD, as set out in the Fees Letter.

3.2

Commitment fee: The Borrower shall pay to the Agent, for the account of each Lender, a commitment fee equal to 1.50% per annum of the Available Facility of each Tranche, which fee shall be payable in arrears on each Quarter Date in the period from the date of this Agreement up to the end of the relevant Availability Period.

3.3	Arrangement fee: The Borrower shall pay to the Agent for the account of each Lender an arrangement fee as set out in the Fees Letter.

3.4

Warrants: In consideration of the Tranche B Lenders providing the Facility, the Sponsor agrees to issue to the Agent on behalf of the Tranche B Lenders 2,500,000 Warrants on the terms set out in Warrant Certificate scheduled to this Agreement as the Ninth Schedule.

4.	CONDITIONS PRECEDENT

4.1

Conditions precedent to all Tranches: No Drawdown Notice may be given under any Tranche until the Agent has confirmed to the Borrower that it has received and found, in its sole discretion, to be in a form and substance satisfactory to it, the documents and evidence specified in the First Schedule.

4.2

Right to waive: The conditions precedent referred to in clause 4.1 are inserted for the sole benefit of the Lenders. Only the Agent, with the consent of the Lenders, may waive any obligations under clause 4.1.

4.3	Conditions precedent to Tranche A: No Drawdown Notice may be given under any Tranche A until the Agent has confirmed to the Borrower that Tranche B has been drawn down in full.

4.4	Conditions precedent to each Advance: The obligations of the Lenders to make available each Advance are subject to the further conditions being satisfied that:

(a) Drawdown Date: the Drawdown Date is a Business Day during the relevant Availability Period;

(b) Amount of Advance: the amount of the Advance under Tranche A or Tranche B is a minimum of US$1,000,000 and an integral multiple of US$1,000,000;

	(c)	Available Facility:

(i) the amount of the Advance, when aggregated with all other Advances (if any) intended to be made on the same day under the same Tranche, does not exceed the Available Facility;

(ii)

in the event that the acquisition pursuant to the Acquisition Agreement is not complete on or before Financial Close, or expected to be complete with the proceeds of the first drawdown, the Borrower may request a drawdown of an amount reduced in proportion to the Borrower’s existing Participating Interest in the JV and as agreed by the Agent (in its sole discretion); and

(iii)

until such time as the Construction Contract and the Oil Sales Contracts have been completed and executed to the satisfaction of the Agent, the maximum Available Facility under Tranche A will be US$13,000,000;

(d)

Representations and Warranties: the representations and warranties by each Obligor in the Financing Documents are true and correct as at the date of the relevant Drawdown Notice and the relevant Drawdown Date as though they had been made at that date in respect of the facts and circumstances then subsisting;

(e)

No Event of Default or Potential Event of Default: no Event of Default or Potential Event of Default has occurred or is subsisting at the date of the relevant Drawdown Notice and the relevant Drawdown Date nor will result from the provision of the Advance; and

	(f)	All Necessary Authorisations: all necessary Authorisations required by the Borrower for the borrowing of that Advance have been obtained.

4.5	Conditions Subsequent: The obligation of the Lenders to make available any Advances are subject to:

(a)

the Borrower and the Sponsor procuring that Arrowhead Energy Limited accede to this Agreement pursuant to clause 18.5 and providing a Guarantor General Security Agreement and each other document required pursuant to clause 18.5 no later than the Business Day following the completion date under the Acquisition Agreement;

(b)

the Borrower completing and executing the Construction Contract in a form and substance consistent with the terms of such contract provided to the Agent prior to the date of this Agreement and otherwise agreed by the Agent no later than 31 January 2007;

(c)

the Borrower completing and executing the Oil Sale Contracts in a form and substance consistent with the terms of such contracts provided to the Agent prior to the date of this Agreement and otherwise agreed by the Agent no later than 28 February 2007;

(d)

receipt of a copy of the notice of assignment addressed to the Contractors under the Construction Contract pursuant to the Borrower General Security Agreement, duly acknowledged by the relevant counterparties no later than 31 January 2007;

	(e)	confirmation from the Lenders’ Insurance Consultant of insurances implemented by the Borrower in its capacity as Operator in relation to the Project and confirming that all insurance required by clause 18.4(a) (Insurance) is in place, such confirmation to be received no later than 28 February 2007;

(f)

evidence satisfactory to the Agent that, no later than 31 January 2007 the Security Interest granted by Arrowhead Energy Limited in favour of Vector Gas Limited has been subordinated to the Security Interest granted by Arrowhead Energy Limited in favour of the Agent on behalf of the Lenders;

(g)	verification that the details of the capital cost budget and construction schedule for the Project are acceptable to the Agent by a consultant appointed by the Agent; and

(h)

receipt of a warrant certificate for the Warrants to be issued by the Sponsor to the Agent together with a legal opinion from Lang Michener LLP confirming the validity and enforceability of the Warrants no later than 31 January 2007.

Failure to satisfy the above conditions subsequent shall constitute an Event of Default.

PART II – TRANCHE A

5.	ADVANCES

5.1	Advances:

(a)

Availability: Subject to compliance with clause 4 (Conditions Precedent), the Tranche A Lenders shall make an Advance under Tranche A available to the Borrower if, no later than 10.30am two Business Days before the relevant Drawdown Date, the Agent has received from the Borrower a duly completed Drawdown Notice for the Advance such notice shall be irrevocable.

(b)

Drawdown: Subject to the provisions of this Agreement, the Tranche A Lenders shall, on the Drawdown Date for an Advance under Tranche A, make available to the Borrower the relevant Advance by credit to the Proceeds Account in immediately available funds by 2.00pm on the relevant Drawdown Date.

6.	INTEREST

6.1

Interest Period: The Borrower shall pay interest on each Advance under Tranche A by reference to successive Interest Periods. The duration of the first Interest Period in respect of each Advance shall commence on its Drawdown Date and end on the next Quarter Date and each subsequent Interest Period shall commence on the day following that Quarter Date and end on the next following Quarter Date or, if earlier, the Tranche A Expiry Date.

6.2

Interest Payment: On each Interest Payment Date, the Borrower shall pay the unpaid interest accrued on each Advance since the previous Interest Payment Date (or, in the case of the first Interest Payment Date, since the Drawdown Date) at the applicable rate of interest for each applicable Interest Period relating to that Advance.

6.3

Interest Payment Dates: The Borrower shall ensure that Advances having a principal amount not less than the amount required to be repaid on each Repayment Date shall have an Interest Period that ends on that Repayment Date.

6.4	Interest Rate: The rate of interest payable in respect of each Advance under Tranche A will be the sum of the Margin and LIBOR for the relevant Interest Period.

6.5	Calculation: Interest will accrue daily and will be calculated on the basis of a year of 360 days and the actual number of days elapsed.

7.	REPAYMENT

7.1

Repayment: Subject to clause 14.5 (Mandatory Payments), the Borrower shall repay the Tranche A Principal Outstanding by repaying on each Repayment Date the amount corresponding to that date in the Repayment Schedule.

7.2	Final Repayment: The Borrower shall repay by no later than 4.00pm on the Tranche A Expiry Date all Outstanding Money relating to Tranche A which is then unpaid.

7.3

No reborrowing: Amounts repaid under clause 7.1 (Repayment), clause 7.2 (Final Repayment) or clause 14.5 (Mandatory Repayment) will not be available for redrawing and the Tranche A Tranche Amount will be permanently reduced by the amount repaid.

PART III – TRANCHE B

8.	ADVANCES

8.1	Advances:

(a)

Availability: Subject to compliance with clause 4 (Conditions Precedent), the Tranche B Lenders shall make an Advance under Tranche B available to the Borrower if, no later than 10.30am two Business Days before the relevant Drawdown Date, the Agent has received from the Borrower a duly completed Drawdown Notice for that Advance such notice shall be irrevocable.

(b)

Drawdown: Subject to the provisions of this Agreement, the Tranche B Lenders shall on the Drawdown Date for an Advance under Tranche B, make available to the Borrower the amount of the Advance by credit to the Proceeds Account in immediately available funds by 2:00pm on the relevant Drawdown Date.

(c)

Debt Service Reserve Account: The Borrower shall ensure that the Debt Service Reserve Account is funded to the amount required by clause 19.4 (Debt Service Reserve Account) from the proceeds of the first Advance under Tranche B.

9.	INTEREST

9.1

Interest Period: The Borrower shall pay interest on each Advance under Tranche B by reference to successive Interest Periods. The duration of the first Interest Period in respect of each Advance shall commence on its Drawdown Date and end on the next Quarter Date and each subsequent Interest Period shall commence on the day following that Quarter Date and end on the next following Quarter Date or, if earlier, the Tranche B Expiry Date.

9.2

Interest Payment: On each Interest Payment Date, the Borrower shall pay the unpaid interest accrued on each Advance since the previous Interest Payment Date (or, in the case of the first Interest Payment Date, since the Drawdown Date) at the applicable rate of interest for each applicable Interest Period relating to that Advance.

9.3

Interest Payment Dates: The Borrower shall ensure that Advances having a principal amount not less than the amount requiring to be repaid on each Repayment Date shall have an Interest Period that ends on that Repayment Date.

9.4	Interest Rate: The rate of interest payable in respect of each Advance under Tranche B will be the sum of the Margin and LIBOR for the relevant Interest Period.

9.5	Calculation: Interest will accrue daily and will be calculated on the basis of a year of 360 days and the actual number of days elapsed.

10.	REPAYMENT

10.1

Repayment: Subject to clause 14.5 (Mandatory Prepayment) and clause 14.8 (Warrants) the Borrower shall repay the Tranche B Principal Outstanding by paying on each Repayment Date the amount corresponding to that date in the Repayment Schedule.

10.2	Final Repayment: The Borrower shall repay by no later than 4.00pm on the Tranche B Expiry Date all Outstanding Money relating to Tranche B which is then unpaid.

10.3

No reborrowing: Amounts repaid under clause 10.1 (Repayment) and clause 10.2 (Final Repayment), clause 14.5 (Mandatory Prepayment) or clause 14.8 (Warrants) will not be available for redrawing and the Tranche B Tranche Amount will be permanently reduced by the amount repaid.

PART IV – TRANCHE C

11.	GUARANTEE FACILITY

11.1

Availability: Subject to compliance with clause 4 (Conditions Precedent), the Tranche C Lender shall at the request of the Borrower issue a single guarantee in a maximum amount of NZ$2,500,000 (as such amount may be reduced from time to time on delivery of a certificate to the Agent from Arrowhead Energy Limited certifying a reduction in the principal amount of the gas prepayment outstanding under the Gas Prepayment and Sale Agreement) to Vector Gas Limited on the terms set out in the Tenth Schedule (the “Maximum Guaranteed Amount”).

11.2

Fees: In consideration of the issue of the guarantee under Tranche C the Borrower shall pay to the Agent a guarantee fee in the amount of the Margin calculated on the basis of a percentage per annum on the Maximum Guaranteed Amount, such fee to be calculated on a daily basis and payable in arrears on each Quarter Date.

11.3

Indemnity: The Borrower hereby indemnifies the Tranche C Lender for any payments and any losses arising therefrom that the Tranche C Lender is required to make under the guarantee to Vector Gas Limited and shall, upon demand, pay to the Tranche C Lender any amount which the Tranche C Lender is obliged or permitted to pay to Vector Gas Limited thereunder.

11.4

Expiry Date: The guarantee provided under this Tranche C will expire automatically on the earlier of such time as the Agent confirms to the Borrower that all of the Secured Indebtedness has been repaid or such time on which the Maximum Guaranteed Amount reduces to zero.

11.5

Event of Default: Upon the occurrence of an Event of Default the Tranche C Lender may, by notice to the Borrower require the Borrower to immediately pay to the Tranche C Lender the maximum amount of the guarantee at that time. All such amounts paid by the Borrower will be held by the Tranche C Lender and may be applied in meeting any amount payable by the Borrower under clause 11.3 above. The balance of any amounts paid by the Borrower under this clause 11.5 will be refunded to the Borrower on the guarantee’s expiry in accordance with its terms or pursuant to clause 11.4.

PART V – GUARANTEE

12.	GUARANTEE

Each Obligor jointly and severally unconditionally and irrevocably guarantees to the Finance Parties the due and punctual payment of the Secured Indebtedness as and when the same shall become due and payable (whether on the normal due date, on acceleration or otherwise) and the due observance and punctual performance of, and the compliance by each other Obligor with its obligations to the Finance Parties under the Secured Indebtedness and each Obligor hereby agrees as follows:

12.1

Payment: If, for any reason, any Obligor defaults in the due and punctual payment to the Finance Parties of all or any of the Secured Indebtedness, each Obligor jointly and severally undertakes, upon demand in writing, to pay the relevant amount to the Finance Parties without any deduction and without claiming the benefit of any right of set-off.

12.2

Guarantor as Principal Debtor: The liability of each Obligor to the Finance Parties under the guarantee given under this clause 12 (“this guarantee”) is deemed to be the liability of a principal debtor and not merely a surety and such liability will not be affected or diminished, nor will any security or guarantee provided by any Obligor be released or discharged, by any act, indulgence, omission or matter which but for this clause would have operated to release any Obligor wholly or partly from its liability to the Finance Parties, including (without limitation):

(a)

Granting of Time: the granting of any time, credit, indulgence, waiver or other concession to any person whether by the Finance Parties or any other person (whether or not at the request of any such person);

(b)

Insolvency: the dissolution of any Obligor or any other person or the appointment of any receiver, manager, inspector, trustee, administrator, judicial manager, statutory manager or other similar person in respect of any Obligor or any other person over the whole or any part of its or their respective assets or any step being taken in respect of such dissolution or appointment;

(c)

Change in Position: any Obligor or any other person is or becomes a party to an amalgamation, assignment for the benefit of creditors, scheme of arrangement, composition of debts, scheme of reconstruction or change in constitution, composition, status or control in each case however arising, including by reason of a change in constitutive documents or by incorporation or the death, incapacity, retirement, appointment or admission of any partner, trustee or other person;

(d)

Liability Ceasing: the liability of any Obligor or any other person (other than the relevant Obligor) ceasing or being reduced from any cause whatever (including any release or discharge by the Finance Parties or by operation of law);

(e)

Other Deeds: any other person providing or joining in providing any Transaction Document or other agreement, guarantee or security or the failure by any Obligor or any other person to provide, or being incompetent to give, any Transaction Document or any other agreement, guarantee or security required by the Finance Parties;

(f)

Other Obligations: any Transaction Document or any other agreement, guarantee, security or right held by or available to the Finance Parties at any time being or becoming in whole or in part void, voidable, defective or unenforceable for any reason or being released, discharged or varied in whole or in part;

(g)

Variation: any amendment, variation, waiver, compounding, compromise, release, abandonment, relinquishment or renewal of any Transaction Document or any other agreement, guarantee, security, or any of the rights of the Finance Parties against any Obligor (other than the relevant Obligor) or any other person (“change in circumstance”) or any failure to notify any Obligor or such person of such change in circumstance; or

(h)

Enforcement: the enforcement of, or failure to enforce (including, without limitation, the failure to make a valid demand), any rights under any Transaction Document or any other agreement, guarantee or security or any law.

12.3

Independent Obligation: This guarantee is in addition to and independent of and not in substitution for any other guarantee, security or right which the Finance Parties may have at any time, and will not merge with or in any way be prejudiced or affected by, or prejudice or affect, any such guarantee, security or right. The Finance Parties may enforce this guarantee without first taking steps or proceedings against any Obligor or any other person.

12.4

Finance Parties’ Discretion: The Finance Parties may determine at any time whether to enforce or refrain from enforcing this guarantee or any other Transaction Document or any other guarantee, security or right and may at any time make any arrangement or compromise with any Obligor or any other person which the Finance Parties consider expedient.

12.5

Continuing: This guarantee is to be a continuing guarantee and will remain in full force and effect by way of continuing security until the whole of the Secured Indebtedness has been fully paid and/or satisfied and no sum remains to be made available to any Obligor under any Transaction Document and will not be considered as wholly or partially satisfied, discharged or affected by any intermediate payment or settlement of account.

12.6

Additional Accounts: The Finance Parties may continue any existing account or, at any time, open any new account of any Obligor and the liability of any Obligor under this guarantee shall not be reduced or affected in any way by any subsequent transactions, receipts or payments into or out of any such account.

12.7	Exercise of Obligor’s Rights: So long as any sum remains to be lent or there remains any moneys payable under any Transaction Document:

(a)

No Competition: any right of any Obligor, by reason of the performance of any of its obligations under this guarantee, to be indemnified by any other Obligor or any other person, to directly or indirectly prove in the dissolution of any Obligor or any other person, to take the benefit of or enforce any security or other guarantee or exercise any other right it may have to receive the benefit of any distribution or payment shall be exercised and enforced only in such manner and on such terms as the Finance Parties may require; and

	(b)	Moneys on Trust: any amount received or recovered by any Obligor:

(i) as a result of any exercise of any such right; or

(ii) in the dissolution of any Obligor or any other person,

shall be held in trust for and immediately paid to the Agent on account of the Finance Parties.

12.8

Payments in Gross: Any dividend, distribution, payment or other money whatever received at any time by the Finance Parties which may be applied in reduction of the Secured Indebtedness will be regarded as a payment in gross so that in the event of the dissolution of any Obligor or any other person the Finance Parties may prove against it for the whole of the Secured Indebtedness.

12.9

Suspense Account: The Finance Parties may retain in a suspense account and appropriate (subject to the provisions of this Agreement) at its discretion, any amount received from any Obligor in respect of the Secured Indebtedness until the Finance Parties have received one hundred cents in the dollar in respect of the Secured Indebtedness.

12.10

Indemnity: If all or any of the Secured Indebtedness (or any sum which, if recoverable, would have formed part of the Secured Indebtedness) is or may be irrecoverable from any Obligor, or if all or any of such moneys are not recoverable from any Obligor by the Finance Parties under this guarantee, then and in each such case:

	(a)	Indemnity: each Obligor as a separate and additional liability under this Agreement indemnifies and will keep indemnified the Finance Parties in respect of such moneys; and

	(b)	Payment: each Obligor, as a principal debtor will, on demand, pay to the Finance Parties a sum equal to the amount of such moneys.

The terms of this Agreement shall (with all necessary modifications) apply so far as possible to this indemnity.

12.11

Not Affected: The indemnity in clause 12.10 (Indemnity) shall apply to all or any of the Secured Indebtedness (or any sum which, if recoverable, would have formed part of the Secured Indebtedness) which is or may be irrecoverable for any reason (whether or not within the knowledge of the Finance Parties) including, without limitation, any legal or equitable limitation, disability or incapacity of or affecting any Obligor or any other person, any transaction relating to such moneys being or becoming at any time void, voidable, defective or otherwise unenforceable and any other circumstances which allow any Obligor to avoid paying such sums, in whole or in part.

12.12	Marshalling: The Finance Parties shall not be under any obligation to marshal or appropriate in favour of any Obligor.

12.13

Guarantee Continues After Amalgamation: Each Obligor acknowledges that following the amalgamation of any of the Finance Parties with any other person (to form an “amalgamated entity”), and without prejudice to any liability of any Obligor under this guarantee arising prior to such amalgamation, the benefit of this guarantee will be extended to the amalgamated entity and this guarantee will remain a continuing guarantee, on the same terms, except that the amalgamated entity will be substituted for the relevant Finance Parties from the date of the amalgamation. Each Obligor agrees that if any further action or consent is required by the Finance Parties in order to give better effect to this clause 12 it will promptly, at the cost of the Finance Parties (as the case may be), take any such action or give any such consents as the relevant Finance Parties may require.

12.14

Right to Prove: Each Obligor irrevocably appoints the Agent on behalf of the Finance Parties as its attorney and agrees to formally approve all action taken by an attorney under this clause 12. The attorney:

(a)

may do anything which a Obligor may lawfully do to exercise its right of proof after an Event of Default occurs. These actions may be taken in the Obligor’s name or the attorney’s name and they include signing and delivering documents, taking part in legal proceedings and receiving any dividend arising out of the right of proof;

	(b)	may delegate its powers (including this power) and may revoke a delegation;

	(c)	may exercise its powers even if this involves a conflict of duty and even if it has a personal interest in doing so; and

(d)

need not account to a Obligor for any dividend received on exercising the right of proof under paragraph (a) except to the extent that any dividend remains after the Agent has received all of the Secured Indebtedness and all other amounts payable under the Transaction Documents.

PART VI – PROVISIONS COMMON TO ALL TRANCHES

13.	PAYMENTS

13.1

Manner: Unless otherwise provided, the Borrower shall make all payments under this Agreement by transfer by SWIFT of immediately available funds to the account and in the manner specified by the Agent from time to time, by 3:00pm (NZ time) on the due date. Contemporaneously with making such payment the Borrower shall deliver to the Agent by SWIFT an MT 103 customer receipt advice, confirming payment.

13.2	Distribution to Lenders: The Agent shall pay to each Lender promptly upon receipt, each Lender’s proportionate share of any amount paid to the Agent for the account of the Lenders.

13.3

Payment to be made on Business Day: If any payment is due on a day which is not a Business Day, the due date will be the next Business Day in the same calendar month or, if none, the preceding Business Day.

13.4	Payments to be Free and Clear: All sums payable by the Borrower under the Financing Documents shall be paid:

	(a)	free and clear of any restriction or condition;

	(b)	free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax; and

	(c)	without any deduction or withholding (except to the extent required by law) on account of any other amount, whether by way of set-off or otherwise.

13.5

Reinstatement: If any payment to a Finance Party under any Financing Document is avoided by law, the Borrower’s obligation to make such payment will be deemed not to have been affected or discharged and the Borrower shall on demand indemnify that Finance Party against any costs, claim, loss, expenses or liability (together with any Taxes thereon) sustained or incurred by that Finance Party as a result of it being required for any reason to refund all or part of any amount received or recovered by it in respect of such payment and in any event pay to that Finance Party on demand the amount so refunded by it. That Finance Party and the Borrower will, in any such case, be deemed to be restored to the position in which each would have been, and will be entitled to exercise the rights they respectively would have had, if that payment had not been made.

13.6

Appropriation where insufficient moneys available: Amounts received by each Lender will be appropriated as that Lender determines between principal, interest and other amounts then due and payable by any Obligor to that Lender. This appropriation will override any appropriation made by the Borrower. Without limitation a Lender may appropriate amounts first in payment of amounts then due and payable to it by way of indemnity or reimbursement.

14.	CANCELLATION AND PREPAYMENTS

14.1

Cancellation: Any part of a Tranche Amount which remains undrawn at the end of the relevant Availability Period shall be cancelled and the Tranche Amount of that Tranche and the Facility Limit shall be reduced by the undrawn amount.

14.2

Cancellation by the Borrower: The Borrower may cancel the Facility Limit up to an amount not exceeding the Available Facility at the time of the cancellation, in whole or in part (and if in part, a minimum cancellation of US$500,000 and in integral multiples of US$250,000 on giving 10 Business Days’ irrevocable written notice to the Agent provided that the Agent shall have first confirmed to the Borrower that it is satisfied that the Available Facility after such cancellation exceeds the Total Cost to Complete. Any amount so cancelled shall reduce the Facility Limit accordingly and shall not be capable of being reinstated.

14.3

Optional Prepayments: The Borrower may, from funds available for Permitted Distributions pursuant to clause 19.3(f)(viii) in accordance with the Cash Flow Sweep, prepay all or part of any Advance made to it provided that such prepayment occurs on a Calculation Date. Prepayment of Advances made under Tranche B cannot be made prior to the Tranche A Expiry Date. Unless the Agent agrees otherwise, prepayment of part only of an Advance may only be made in a minimum of US$500,000 and a whole multiple of US$250,000. On the date on which the Borrower prepays any Advance it shall also pay all accrued but unpaid interest and other amounts payable in respect of that Advance.

14.4

Application of prepayments: Prepayments of a Tranche’s Principal Outstanding under clause 14.3 (Optional Prepayments) and clause 14.5 (Mandatory Prepayment) will be applied, against the obligation of the Borrower to make repayments pursuant to clause 7.1 (Repayment) or clause 10.1 (Repayment) (as applicable), in inverse order of maturity.

14.5	Mandatory Prepayment: The Borrower shall:

	(a)	during the period from 1 April 2007 up to the Completion Date, pay to the Agent on each Quarter Date all Available Cash on that date by way of Mandatory Prepayment of:

		(i)	at all times up to and including the Tranche A Expiry Date, the Tranche A Principal Outstanding; and

		(ii)	at all times thereafter, the Tranche B Principal Outstanding;

(b)

on and from the Completion Date, pay to the Agent on the day which is 10 Business Days after each Calculation Date, the Mandatory Prepayment Percentage of Available Cash on the most recent Calculation Date, by way of Mandatory Prepayment of:

		(i)	at all times up to and including the Tranche A Expiry Date, the Tranche A Principal Outstanding; and

		(ii)	at all times thereafter, the Tranche B Principal Outstanding; and

	(c)	procure that, in the event TAG Oil (NZ) Limited or its subsidiary exercises any right to purchase a percentage of Arrowhead Energy Limited’s Participating Interest arising as a result of any breach by Arrowhead Energy Limited of the terms of the JV Agreement prior to the date of this Agreement, an amount equal to 21.6% (the “Adjusted Percentage”) of the Principal Outstanding under Tranche A and Tranche B shall be immediately applied by way of Mandatory Prepayment of the Adjusted Percentage of Tranche A and Tranche B Tranche Amounts respectively outstanding at such time the option is exercised and the Repayment Schedule shall be adjusted accordingly.

14.6

Prepayment following receipt of Ratio Certificate: The amount of Mandatory Prepayments under clause 14.5(b) (Mandatory Prepayment) shall be calculated by reference to the Ratio Certificate relating to the relevant Calculation Date. Pending prepayment of amounts under clause 14.5(b) (Mandatory Prepayment), the Borrower shall ensure that an amount sufficient to meet the relevant Mandatory Prepayment amount remains in the Proceeds Account from the relevant Calculation Date. If the Borrower fails to provide a duly completed Ratio Certificate on or before the due date pursuant to clause 18.2(a)(iv) (Ratio Certificate), the Agent may, but shall not be obliged to, debit the Proceeds Account and make payment of any Mandatory Prepayment pursuant to clause 14.5 based on calculation by the Agent (acting reasonably) of the relevant ratios using such information as is available to the Agent at that time.

14.7	Limitation of prepayments: The Borrower may not prepay all or any part of the Principal Outstanding except in accordance with this Agreement.

14.8

Warrants: Where the Tranche B Lender exercises the Warrants issued to the Agent by the Sponsor, the purchase consideration for the underlying shares (being the exercise price of the Warrants times the number of Warrants exercised) paid to the Sponsor will, immediately upon receipt, be advanced to the Borrower as Subordinated Debt or paid to the Borrower by way of the subscription price for shares issued by the Borrower and the Borrower must, immediately upon receipt of such monies apply them as follows:

	(a)	first in prepayment of the Tranche B Tranche Amount; and

	(b)	on prepayment in full of the Tranche B Tranche Amount any remaining balance is to be paid to the Sponsor.

15.	TAXATION

15.1	Gross Up: If:

	(a)	any Obligor is required by law to make any deduction or withholding from any amount paid or payable by it under any Financing Document; or

(b)

a Finance Party is required by law to make any payment, on account of Tax (other than Tax on overall net income of that Finance Party) or otherwise, on or in relation to any amount received or receivable by it under any Financing Document, then the amount payable by the relevant Obligor in respect of which such deduction, withholding or payment is required to be made will be increased to the extent necessary to ensure that, after the making of such deduction, withholding or payment, that Finance Party, receives and retains (free from any liability in respect of any deduction, withholding or payment) a net amount equal to the amount which it would have received and so retained had no such deduction, withholding or payment been made.

15.2	Punctual Payment: The relevant Obligor will pay any amount referred to in clause 15.1(a) (Gross Up) to the relevant taxation or other authority before the date on which penalties attach thereto.

15.3

Tax Receipts: Within 30 days (or such further period as the relevant Finance Party may allow) after any deduction, or withholding referred to in clause 15.1(a) (Gross Up) is required to be made, the relevant Obligor shall deliver to that Finance Party a receipt issued by the applicable taxing or other authority or other evidence satisfactory to that Finance Party showing that such deduction or withholding has been made.

15.4

Negotiation: Without affecting the Obligor’s obligations to make any payments under clause 15.1 (Gross Up), if any such payment is required to be made, the Borrower and the relevant Finance Party will for a period of 30 days commencing on the date such payments first become due (or such longer period as that Finance Party may agree), acting reasonably, discuss whether there are any mutually satisfactory alternative means by which the facility might be made or continued (not involving that Finance Party in any increased cost or liability or reduced return) which would avoid or minimise the circumstances giving rise to such a payment.

15.5	Approved issuer status: The Borrower:

(a)

shall obtain and maintain its status as an ‘approved issuer’ as defined in section OB1 of the Income Tax Act 2004 and ensure the Agreement is registered with the Commissioner of Inland Revenue under section 86H of the Stamp and Cheque Duties Act 1971; and

(b)

shall, without prejudice to its obligations under clause 15.1 (Gross Up), make all payments of Approved Issuer Levy in respect of all interest paid to each Finance Party under this Agreement in accordance with section 86K of that Act.

15.6

Tax Credit: If an Obligor makes an additional payment pursuant to clause 15.1 (Gross Up) and the relevant Finance Party subsequently actually receives and is able to identify (in the normal course of its business and operations and without being under any obligation to do so) any Tax credit or refund in respect of any deduction, withholding or payment in respect of which any additional amounts have been paid by an Obligor pursuant to this clause, that Finance Party will, but only if and to the extent that in that Finance Party’s sole opinion it is able to do so without otherwise affecting its liability to taxation and to the extent only that it determines that a payment to the relevant Obligor can be made without prejudice to the retention of that Tax credit, refund or relief, account to the relevant Obligor for the amount of such Tax credit or refund. Nothing in this clause imposes any obligation whatever on the Finance Party to disclose any information about its own tax affairs and the Finance Party may arrange such affairs however it thinks fit. In particular, the Finance Party need not claim any relief in respect of the amount of any additional payment paid by an Obligor under this clause 15 (Taxation) in priority to any other relief available to it.

16.	CHANGES IN LAW

16.1	Additional payments:

	(a)	If:

		(i)	the effective cost to a Finance Party of making, funding or maintaining any Advance or the Facility is increased in any way;

(ii)

any amount paid or payable to a Finance Party or received or receivable by a Finance Party, or the effective return to a Finance Party, under or in respect of any Financing Document is reduced in any way;

		(iii)	the return on the capital to a Finance Party which is or becomes directly or indirectly allocated by that Finance Party to any Advance or the Facility is reduced in any way; or

(iv)

a Finance Party makes any payment (except on account of Tax on the overall net income of that Finance Party) or foregoes any return on or calculated by reference to the amount of any sum secured or receivable by it under any Financing Document,

(including, in each such case, but without limitation, any diminished yield to a Finance Party arising from any imposition of or increase or other change in any capital adequacy, risk weighting, reserve asset, balance sheet, or other requirement or ratio) as a direct or indirect result of any change in, any making of, or any change in the interpretation or application by any Governmental Agency of, any law, official directive or request in each case taking effect after the date of this Agreement, (including in each such case but without limitation any law or directive relating to Taxes) then:

(v)

(when it has calculated the effect of the above and the amount to be charged to the Borrower under this clause) a Finance Party shall notify the Borrower upon becoming aware of the above, setting out in the notice in reasonable detail (but excluding confidential information) the basis for requesting the amount from the Borrower and the basis which the amount has been calculated; and

(vi)

on demand from time to time the Borrower shall pay for the account of that Finance Party the amount certified by an Authorised Officer of that Finance Party to be necessary to compensate that Finance Party for the increased cost or the reduction.

(b)

Without limiting the above in any way, this clause applies to any law, official directive or request with respect to Taxation (except a Tax imposed on the overall net income of a party or any amount payable under clause 15.1 (Gross Up)) or reserve, liquidity, capital adequacy, special deposit or similar requirements.

16.2	Minimisation:

	(a)	It will not be a defence that any cost, reduction or payment referred to in this clause could have been avoided.

(b)

Without affecting the Borrower’s obligations to make any payments under clause 16.1 (Additional payments), if any such payment is required to be made, the Borrower and the relevant Finance Party will for a period of 30 days (or such longer period as that Finance Party may agree), acting reasonably, discuss whether there are any mutually satisfactory alternative means by which the relevant facility might be made or continued (not involving that Finance Party in any increased cost or liability or reduced return) which would avoid or minimise the circumstances giving rise to such a payment.

16.3	Survival of obligations: The Borrower’s obligations under clause 15 (Taxation) or this clause 16 (Changes in Law) survive the repayment of any Advance and the termination of this Agreement.

16.4	Prepayment on increased costs:

	(a)	Within 90 days after:

		(i)	the Borrower receives a notice under clause 16.1(a)(v) (Additional payments); or

		(ii)	the Borrower becomes aware that it will be or will become obliged to make any additional payment under clause 15.1 (Gross Up),

the Borrower may notify the Agent that it wishes to prepay any Advance affected.

	(b)	The notification in clause 16.4(a) will be irrevocable. The Borrower shall prepay in accordance with it on the last day of the relevant Interest Period(s) current when the notification is given.

16.5	Illegality:

(a)

If the making of, or a change in the interpretation or application by any Governmental Agency of, any law or treaty in each case taking effect after the date of this Agreement makes it unlawful for a Finance Party to make, fund or maintain the advances or accommodation required under this Agreement:

		(i)	that Finance Party may terminate its commitment under the Facility by sending a notice to the Borrower;

		(ii)	if required by the law or treaty, or if necessary to prevent or remedy a breach of the law or treaty, the Borrower shall prepay all Outstanding Money, under this Agreement; and

(iii)

the Borrower shall make the prepayment immediately or, if in the reasonable opinion of that Finance Party delay in prepayment is permitted by or will not cause a breach of the law or treaty, on the last day permitted by such law or treaty.

(b)

At the request of the Borrower, that Finance Party shall, acting reasonably, negotiate with the Borrower with a view to finding a means by which the effect of any unlawfulness can be avoided or minimised without incurring any additional cost or expense.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Representations and Warranties: Each Obligor makes the following representations and warranties in respect of itself to the Agent and the Finance Parties:

	(a)	Status: It is duly incorporated under and is a company validly existing under the laws of its place of incorporation;

(b)

Power: It has the power to enter into and perform its obligations under the Transaction Documents to which it is expressed to be a party, to carry out the transactions contemplated by those documents and to carry on its business as now conducted or contemplated;

(c)

Corporate authorisations: It has taken all necessary corporate action to authorise the entry into and performance of the Transaction Documents to which it is expressed to be a party, and to carry out the transactions contemplated by those documents;

	(d)	Documents binding: Each Transaction Document to which it is expressed to be a party is its valid and binding obligation enforceable in accordance with its terms;

	(e)	Charge: Each of the Security Documents is, save for any Permitted Security Interests, effective first ranking security over the Mortgaged Property;

(f)

Transactions permitted: The execution and performance by it of the Transaction Documents to which it is expressed to be a party and each transaction contemplated under those documents did not and will not violate in any respect a provision of:

(i) a law or treaty or a judgment, ruling, order or decree of a Governmental Agency binding on it;

(ii) its constitution or other constituent documents; or

(iii) any other document or agreement which is binding on it or its assets,

and, except as provided by the Transaction Documents, did not and will not:

(iv) create or impose or oblige it to create or impose a Security Interest on any of its assets; or

(v)

allow a person to accelerate or cancel an obligation with respect to Financial Indebtedness, or constitute an event of default, cancellation event, prepayment event or similar event (whatever called) under an agreement relating to Financial Indebtedness, whether immediately or after notice or lapse of time or both;

	(g)	Accounts:

(i)

Its most recent consolidated and unconsolidated audited Accounts give a true and fair view of the matters with which they deal and include all material liabilities (contingent or otherwise), and there has been no subsequent material adverse change in its financial position or the operation of the Project from the date of this Agreement;

(ii)

Those Accounts comply with generally accepted accounting practice in New Zealand or, if the Accounts are for a company incorporated outside New Zealand, and not registered in New Zealand as an overseas company, such Accounts comply with generally accepted accounting practice in its place of incorporation except in each case to the extent disclosed in them and with all applicable laws;

(h)

No litigation: Except as notified in writing to the Agent, no litigation, arbitration, Tax claim, dispute or administrative or other proceeding against it is current or pending or, to its knowledge, threatened which, if determined adversely to the Obligor, would have a Material Adverse Effect;

(i)	No immunity: It will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process;

(j)	No dissolution:

(i)

No order has been made, resolution passed or legal proceedings issued and no corporate action has been taken, notice given or other step taken or (to the best of its knowledge and belief) threatened against it for the dissolution or re-organisation of, or for the appointment of a receiver, manager, inspector, trustee, statutory manager or other similar person in respect of it or the whole or any part of its assets; and

(ii)

It has not made, nor intends to make, any assignment, arrangement or composition for the benefit of its creditors generally nor has any moratorium been agreed or declared in respect of or affecting all or any material part of its indebtedness;

(k)	No default:

(i)

It is not in default under any Transaction Document or any other document or agreement (including, without limitation, an Authorisation) binding on it or its assets that would have a Material Adverse Effect; and

(ii) Nothing has occurred which constitutes a Potential Event of Default under this Agreement which has not been disclosed in writing to the Agent;

(l)	Authorisations: Each Authorisation which is required at the date the representation is given or deemed to be repeated in relation to:

(i) the execution, delivery and performance by it of the Transaction Documents to which it is expressed to be a party and the transactions contemplated by those documents;

(ii) the validity and enforceability of those documents and, the effectiveness or priority of the Security Documents; and

(iii)

its business as now conducted or contemplated and which is material (including, without limitation, under the Resource Management Act and other Environmental Law or the Permit or the Crown Minerals Act),

has been obtained or effected. Each is in full force and effect. It has complied with each of them. It has paid all applicable fees for each of them;

(m)

No misrepresentation: All written information provided by it to the Agent or the Lenders (or, in respect of any Resource Consent or Permit, to the applicable Governmental Agency) in connection with the Project and its business and operations was true in all material respects when provided. Neither that information nor, to the best of its knowledge and belief, (in relation to the Financing Documents and the financing of the Project) its conduct or anyone on its or their behalf in relation to the transactions contemplated by the Transaction Documents, was misleading in any material respect, by omission or otherwise at the time the information was provided or the conduct occurred. The opinions, projections and forecasts of it delivered to the Agent and the Lenders in connection with the Project and the assumptions on which they are based were arrived at after due and careful consideration and enquiry, as far as it is aware, and genuinely represented the views of the person providing that information. It is not aware of any material facts or circumstances which have not been disclosed to the Agent and the Lenders and which could make any of such opinions, projections, forecasts, assumptions or other information untrue, incomplete, inaccurate or misleading in any material respect;

(n)

Disclosure: All facts and relevant information, each document or agreement which in each case is material to the Transaction Documents or to the Lenders’ assessment of the nature and amount of risk undertaken thereby in entering into the Transaction Documents (to which they are party) or which has the effect of varying a Transaction Document has been disclosed to the Agent and the Lenders in writing;

(o)

Copies of documents: All copies of documents (including, without limitation, its latest audited Accounts and all Authorisations) given by it or on its behalf to the Agent or the Lenders are true and complete copies at the date provided;

(p)	Title:

(i)

Each Obligor is the sole beneficial owner of the Mortgaged Property free of any other third party right or interest whatever (including without limitation caveats, land claims, Waitangi Tribunal claims, sacred site applicants or claims of any nature whatsoever), other than as permitted by clause 18.1(d) (Negative pledge); and

	(ii)	None of the Mortgaged Property of any Obligor is subject to a Security Interest which is not permitted by clause 18.1(d) (Negative pledge);

(q)

Law: All laws (including, without limitation, any Environmental Law, the Crown Minerals Act and the conditions imposed on the Resource Consents and the Permit), to the extent binding on it or the JV, have been complied with in all material respects;

(r)

Taxes: It has complied with all laws in all jurisdictions in which it is subject to taxation and has paid all Taxes due and payable by it, where failure to comply or pay would have a Material Adverse Effect;

(s)

Notices: It has not and nor is it likely to receive, to the best of its knowledge, notices under or in connection with the Transaction Documents or any other documents or contracts or from any Governmental Agency which would, if the acts or omissions referred to therein occur or continue unremedied, be likely to result in a Material Adverse Effect in relation to any Obligor;

	(t)	Trust: It does not hold any assets as the trustee of any trust or settlement;

	(u)	Subsidiaries: It has no Subsidiaries other than those notified in writing to the Agent; and

	(v)	Solvency: It is able to pay its debts as they become due in the normal course of business.

17.2

Borrower Representations and Warranties: The Borrower represents and warrants in respect of itself to the Agent and the Finance Parties that it has conducted its due diligence investigations in relation to the acquisition of the shares in Arrowhead Energy Limited in accordance with the scope of the documentation provided by the Borrower to the Agent and that no material fact or circumstance was discovered which would be relevant to a person providing finance to the Borrower to fund the acquisition of Arrowhead Energy Limited which has not been disclosed to the Agent prior to the date of this Agreement.

17.3

Reliance on and repetition of representations and warranties: Each Obligor acknowledges that the Agent and the Finance Parties have entered the Financing Documents in reliance on the representations and warranties it has given in this clause 17 (Representations and Warranties).

17.4

Repetition: Each Obligor acknowledges that the representations and warranties it gives in this clause 17 (Representations and Warranties) are deemed to be repeated on each Drawdown Date, each Interest Payment Date, and each Calculation Date.

18.	UNDERTAKINGS

18.1	General Undertakings: Each Obligor undertakes to the Agent and the Lenders that it will:

	(a)	Corporate reporting and information: provide to the Agent:

(i)

annual and semi-annual Accounts: as soon as they are available but in any event within 120 days after the end of each financial year or half-year, in respect of each such financial year or half-year, its statements of financial performance and statement of financial position and statement of changes in financial position/statement of cash flows, audited in the case of its annual Accounts, together with a summary operating and financial forecast for the following 12 months which, in the case of the Borrower shall be consolidated financial statements for the Borrower and its Subsidiaries;

(ii) documents issued to creditors: promptly, all documents provided by it to its creditors generally and in the case of the Sponsor to its shareholders;

(iii)

litigation: promptly, written particulars of any litigation, arbitration, Tax or other claim, dispute or administrative or other proceeding in relation to it, the Mortgaged Property or the Project which if adversely determined would have a Material Adverse Effect;

(iv) Governmental Agency: promptly, any material notice, material order or material correspondence from or with a Governmental Agency relating to the Project or its business or assets;

(v)

other information: promptly, any other information in relation to the Mortgaged Property, the Project, the Borrower, a Guarantor or their financial condition or business which the Agent may reasonably request from time to time;

(b)	Accounting principles: It will ensure that its Accounts provided to the Agent under clauses 18.1(a) and 18.2(a) (Corporate reporting and information):

	(i)	comply with generally accepted accounting practice except to the extent disclosed in the notes thereto and with all applicable laws;

	(ii)	together with the notes to the Accounts give a true and fair view of the matters with which they deal; and

(iii)

together with those notes disclose or reserve against all liabilities (contingent or otherwise) of the Borrower and the other Obligors as at that date and all unrealised or anticipated losses from any commitment entered into and which existed at that date;

(c)	Authorisations: It will ensure that each Authorisation required by it for:

	(i)	the execution, delivery and performance by it of the Transaction Documents to which it is expressed to be a party;

	(ii)	the validity and enforceability of those documents and the effectiveness and priority of the Security Documents;

	(iii)	its obligations under the JV Agreement and each other Project Document; and

	(iv)	carrying on by it of its business now conducted or contemplated,

is obtained and promptly renewed and maintained in full force and effect. It will pay all applicable fees for them and will comply with any and all conditions attached to those Authorisations. On request, it will provide copies promptly to the Agent when they are obtained or renewed;

(d)	Negative pledge: It will not create or allow to subsist a Security Interest over its assets other than:

	(i)	pursuant to the Security Documents; or

	(ii)	a Permitted Security Interest;

(e)	Notice to Agent: It will notify the Agent as soon as it becomes aware of:

(i)

the occurrence any Event of Default, Potential Event of Default or Event of Review or any material breach or default by any party under any Transaction Document, which notice shall include complete details of the nature of the relevant occurrence and the measures being taken to remedy it;

	(ii)	any claim made to or recommendation made by any Governmental Agency which materially affects the Mortgaged Property, the Permit, the Project or the rights of any party under the Transaction Documents;

	(iii)	any proposal by a Governmental Agency to acquire compulsorily any of the Mortgaged Property;

	(iv)	any dispute between it and a Governmental Agency in relation to the Project or a Transaction Document;

	(v)	any dispute between it and a party to, or any default by any party under or in respect of, a Project Document (other than the Lenders);

	(vi)	any pending or threatened action, claim or proceeding against it which if adversely determined would have a Material Adverse Effect;

	(vii)	any event or occurrence which would be likely to have a Material Adverse Effect on any Obligor;

	(viii)	any Casualty Occurrence;

	(ix)	any demand under a Guarantee given by the Borrower or a Guarantor for an amount greater than US$250,000;

	(x)	any event or thing that would to its knowledge allow a party to avoid, terminate, rescind, discharge or repudiate any Project Document;

	(xi)	any event or circumstance which would be likely to give rise to:

(1)

a claim against the Borrower, the Project Companies, or the JV in relation to the Project or to a requirement of expenditure in excess of US$250,000 by the Borrower or a Project Company in relation to the Project; or

(2) a material alteration of the Project or any part of it;

(xii)

any change in its Authorised Officers, giving specimen signatures of any new Authorised Officer appointed, and, where requested by the Agent, evidence satisfactory to the Agent of the authority of any Authorised Officer; and

	(xiii)	any representation, action or warranty made or taken to be made that is found to be incorrect or misleading;

(f)

Disposal of assets: It will not sell or otherwise dispose of, part with possession of, or create an interest in, any of the Mortgaged Property or agree or attempt to do so (whether in one or more related or unrelated transactions) except (and in the case of the Mortgaged Property, subject to the General Security Agreements and any Collateral Security):

	(i)	in the ordinary course of business or on arm’s length commercial terms; or

	(ii)	as permitted by a Transaction Document or pursuant to any Other Joint Venture; or

	(iii)	with the prior written consent of the Agent; and

(g)	Corporate existence: It will do everything necessary to maintain its corporate existence in good standing. It will not transfer its jurisdiction of incorporation or, without the prior written consent of the Agent, enter any amalgamation, merger or consolidation with any other person other than another Obligor (such consent not to be unreasonably withheld).

18.2	Undertakings of the Borrower and the Project Companies: The Borrower and each Project Company undertakes to the Agent as follows:

	(a)	Corporate reporting and information: It will provide to the Agent:

		(i)	monthly management report: promptly, all monthly management and operating reports issued by the Operator to the Project Companies under the JV Agreement;

		(ii)	project accounts: subject to the confidentiality obligations in the JV Agreement, promptly upon becoming available, all Accounts of and relating to the JV;

(iii)

information: subject to the confidentiality obligations in the JV Agreement or any Other Joint Venture, as soon as available but in any event no later than five Business Days of service, sending or receipt as the case may be, copies of all material circulars and notices sent or received by the Borrower or the Project Companies under or in connection with the Project Documents, the Resource Consents, the Permit and the insurances, including without limitation sent by the Operator to the Project Companies;

(iv)

Ratio Certificate: within 10 Business Days of each Calculation Date and of a Special Calculation Date, a Ratio Certificate from each of the Borrower and each Project Company. For the purposes of this clause 18.2(a)(iv), each of the Borrower and the Agent, acting on the direction of all the Lenders, may at any time (acting reasonably), by written notice to the other, designate any date to be a special calculation date (“Special Calculation Date”);

		(v)	Tax return: within five Business Days of the lodgement of any income tax return copies of the relevant return;

(b)

Base Case: It will provide to the Agent an updated Base Case for review and approval by the Lender at the times specified and otherwise in compliance with the provisions of the Third Schedule (Base Case);

(c)

Project: It will not and will ensure that neither the Borrower nor the Project Companies will engage in any business or activity other than those directly related to the Project, the Transaction Documents, the Other Permits or New Permits or incidental to such business or activity;

	(d)	Notice and record of meetings: It will subject to the confidentiality obligations in the JV Agreement or any Other Joint Venture, promptly:

(i)

notify the Agent of each meeting between parties to the Project Documents and their representatives under any Project Document or of which it receives notice and in respect of which it is entitled to receive a copy of the minutes of the meeting, and provide (or, if it does not attend such meeting it will use its best endeavours to provide) full details to the Agent of the results and the outcome of each such meeting; and

	(ii)	provide the Agent with copies of the minutes of any meeting referred to in sub-paragraph (i) and copies of any reports and notices in connection with any such meeting;

(e)

Partnership and joint ventures: It will not enter into a partnership or joint venture with another person other than as contemplated by the Transaction Documents, the Other Joint Ventures or in relation to any New Permits;

(f)

Security deposit: It will not provide any financial accommodation or deposit or lend money on terms that it will not be repaid until its or another person’s obligations or indebtedness are performed or discharged and it will not deposit money with a person other than the Agent, the Account Bank or another Obligor other than:

	(1)	a deposit of money made in the ordinary course of business to secure goods and services for an amount not exceeding US$500,000; or

	(2)	with the prior written consent of the Agent;

(g)	Compliance with law: It will duly and punctually comply fully with all laws binding on it failure to comply with which could have a Material Adverse Effect;

(h)	Constitution: It will ensure that its constitution is not materially altered;

(i)	Subsidiaries: It will not create or acquire any Subsidiaries other than in respect of any New Permits;

(j)	Shares: It will not issue shares or agree to grant a person a right to take up shares, whether exercisable now or in the future other than the Sponsor;

(k)

Variation of Authorisations: It will not amend or vary, or seek to amend or vary, or consent to any amendment or variation of, any material Authorisation relating to the Project or its business or assets without the prior written consent of the Agent;

(l)	Commercial dealings: It will not deal in any way with any person except at arm’s length in the ordinary course of business for valuable commercial consideration;

(m)

Financial assistance: It will not (without the prior written consent of the Agent) give a Guarantee or Security Interest in connection with an obligation or liability of, a person, but it may give a Guarantee:

	(i)	in the ordinary course of business;

	(ii)	in compliance with its obligations and rights under and in accordance with the Transaction Documents; or

	(iii)	with the prior written consent of the Agent;

(n)

Distributions: It will not pay or distribute any money or other asset (including any fee, interest, dividend, return of capital, repayment or redemption) to or for the benefit of a shareholder except on or after Completion Date:

		(i)	a payment made exclusively from funds available for Permitted Distributions; and

		(ii)	where the payment would not lead to an Event of Default or any other breach of or default under the Financing Documents; and

		(iii)	while there is no Event of Default, Potential Event of Default or Event of Review subsisting;

	(o)	Financial Indebtedness: It will not incur or allow to exist any Financial Indebtedness in relation to it except:

		(i)	under and in accordance with the provisions of the Transaction Documents;

		(ii)	under and in accordance with the provisions of the JV Agreement;

		(iii)	existing Financial Indebtedness at the date of this Agreement, the existence of which has been approved in writing by the Agent;

		(iv)	inter-company indebtedness to the Sponsor or the Borrower subordinated to the satisfaction of the Agent;

		(v)	any Financial Indebtedness that is subordinated to all Secured Indebtedness on terms and conditions satisfactory to the Agent;

		(vi)	any Financial Indebtedness, the proceeds of which are to be immediately applied in repayment in full of all Secured Indebtedness; or

		(vii)	with the prior written consent of the Agent; and

(p)

Major Transaction: It will not enter into any major transaction (as defined in section 129 of the Companies Act) other than the transactions being entered into pursuant to the Project Documents and the Financing Documents.

18.3	Undertakings Relating to the Project: The Borrower undertakes to the Agent that it will, and will procure that each Project Company will, as follows:

	(a)	Compliance and enforcement of documents: It will:

		(i)	comply fully with its obligations under the Project Documents where non-compliance would have a Material Adverse Effect;

		(ii)	following the occurrence of an Event of Default or a Potential Event of Default:

(1)

exercise its rights, authorities and discretions under each Project Document to which it is a party, in accordance with the reasonable directions (if any) of the Agent (such directions, if sought by the Borrower not to be unreasonably delayed);

(2) the Agent shall not give any directions referred to in sub-paragraph (ii) if their implementation would cause the Borrower or the relevant Project Company to be in breach of the Project Documents unless such breach would have occurred in any event; and

(3)

in relation to enforcement, enforce each Project Document to which it is a party, and exercise its rights, authorities and discretions in relation to enforcement under those documents in accordance with the reasonable directions of the Agent (if any);

	(iii)	keep the Project Documents valid and enforceable and preserve its rights under them; and

(iv)

in relation to all payments made or services provided by the Borrower and each Project Company to the JV (and vice-versa) under the Project Documents, ensure that such payments are on arm’s length commercial terms;

(b)	Variation of documents: Except to the extent required by law or under existing contractual obligations, it will not:

	(i)	amend or vary, or consent to any amendment or variation of; or

	(ii)	avoid, release, surrender, terminate, rescind, discharge (other than by performance) or accept the repudiation of; or

	(iii)	expressly or impliedly waive, or extend or grant time or indulgence in respect of, any provision of or obligation under; or

	(iv)	knowingly do or permit anything which would enable or give grounds to another party to do anything referred to in sub-paragraphs (i), (ii) or (iii) in relation to,

any of the Project Documents (except with the prior written consent of the Agent, such consent not to be unreasonably withheld or delayed);

(c)	Field Development Plan: It will:

	(i)	immediately provide to the Agent a certified copy of the latest Field Development Plan after it has been updated each year;

	(ii)	not vary the Field Development Plan in any year without the prior written consent of the Agent if such variation could reduce CADS for the relevant year or any future year by more than 10%; and

(iii)

if the Operator does not provide an updated Field Development Plan, the Borrower shall ensure that the Field Development Plan is updated using all available information and provided to the Agent each year by the date which is no later than 30 days prior to the anniversary of the date of this Agreement. Each updated Field Development Plan (whether prepared by the Borrower or the Operator) shall be in form and substance satisfactory to the Agent (acting on the advice of the Lenders’ Independent Engineer);

(d)	Environmental Law:

(i)

It will obtain, maintain in full force and effect and comply in all material respects with all consents and other requirements (including without limitation, Resource Consents, the Permit, certificates of compliance, warrants of fitness, building consents and orders) under all Environmental Laws or the Crown Minerals Act or any Authorisations which may be necessary in relation to the Project, its business and operations;

	(ii)	It will maintain procedures which in the reasonable opinion of the Agent are adequate to monitor:

(1) its compliance with Environmental Law, the Permit and all Authorisations relating to the Project; and

(2)

circumstances which may give rise to a claim or to a requirement of substantial expenditure by the Borrower or of cessation or material alteration of the activity of the JV relating to the Project (“Perilous Circumstances”);

(iii)

Where the Agent reasonably suspects that the Borrower or a Project Company is not complying with sub-paragraph (i) or with such an Environment Law, the Permit or Authorisation, the Agent may have an audit conducted of the Borrower’s or the Project Company’s procedures, compliance and any Perilous Circumstances. The Borrower will do everything reasonably necessary to facilitate that audit;

(iv)

Where the procedures or the audit referred to in paragraph (d)(iii) reveal any non-compliance with such an Environmental Law, the Permit or Authorisation, or reveal any Perilous Circumstances, the Borrower will promptly consult with the Agent following which the Borrower will promptly take such steps to remedy them as the Agent reasonably directs;

(v)

It will regularly, at such intervals reasonably required by the Agent, obtain and promptly copy to the Agent, copies of all documents and correspondence evidencing compliance with Environmental Laws, the Permit and Authorisations relating to the Project or its other businesses (including, without limitation, any conditions attached to any Resource Consents or the Permit); and

(vi)

Immediately on receipt of any notice, direction, order or other enforcement or review document from a Governmental Agency, or any other person, that relates to the use of land, air or water in any way making up the Project or the Mortgaged Property), provide a copy to the Agent;

(e)

Consents: Subject to the confidentiality provisions of the JV Agreement and without limiting the generality of any other provision in this Agreement, where the Borrower or a Project Company has an interest in the Resource Consents or Permits of the JV (or any permits held in respect of the Mortgaged Property as the case may be) it will:

	(i)	deliver to the Agent a copy of that Permit or Resource Consent;

(ii)

immediately on receipt by the Borrower or the relevant Project Company deliver to the Agent a copy of any enforcement order, abatement notice or notice of breach of any conditions relating to that Permit or Resource Consent;

(iii)

immediately on receipt by the Borrower or the relevant Project Company, deliver to the Agent a copy of any notice issued by the Governmental Agency that granted that Permit or Resource Consent, which gives notice of its intention to review the conditions of that Permit or Resource Consent or cancels that Permit or Resource Consent;

(iv)

immediately on receipt by the Borrower or the relevant Project Company, deliver to the Agent a copy of any other material notice, direction, order, or other enforcement or review document issued by a Governmental Agency or any other person that relates to that Permit or Resource Consent;

(v)

on request deliver to the Agent copies of all data within the Borrower’s or the Project Company’s possession or control that records monitoring by the Borrower, the Project Company, a Governmental Agency or any other person of the Borrower’s or the Project Company’s or the JV’s compliance with the conditions of that Permit or Resource Consent;

(vi)	deliver to the Agent a copy of any application for a new Permit or Resource Consent or new Resource Consents relating to the Project;

(vii)	not act or omit to act so as to surrender that Permit or Resource Consent or allow that Permit or Resource Consent to lapse;

(viii)	not act or omit to act so as to give grounds for the Governmental Agency that granted that Permit or Resource Consent to review the conditions of, or cancel, that Permit or Resource Consent;

(ix)	not less than six months before the expiry of that Permit or Resource Consent (the “original Consent”) either:

(1)

apply to the appropriate Governmental Agency for a new Consent for the same activity, and use all reasonable endeavours to obtain that new Consent on consent conditions no less favourable than those of the original Consent; or

(2)

apply to the appropriate Governmental Agency for whatever new Consent is, or new Consents are, necessary to enable the lawful continuation of those of the Borrower’s or JV’s activities that are allowed by the original Consent, and use all reasonable endeavours to obtain that new Consent or those new Consents on consent conditions no less favourable than those of the original Consent; and

(x)

ensure that all information the Borrower or the Project Company makes available to the Governmental Agency in support of any Consent application is, to the best of the Borrower’s knowledge and belief, accurate in all material respects;

(f)	Documents: It will not enter into any material agreement or document relating to the Project except as contemplated in the Transaction Documents;

(g)	Hedging Arrangements: It will at all times maintain Hedging Arrangements as required by clause 20.1 (Mandatory Hedging Arrangements);

(h)

Assignment: Except to the extent required to do so by law or under any existing contractual obligations, it will not consent or agree to any other party to the Project Documents assigning any of its interests or transferring any of its obligations (whether by way of novation, release or otherwise and whether or not in accordance with the terms of the relevant Project Document) under the Project Documents except with the prior written consent of the Agent, such consent not to be unreasonably withheld or delayed;

(i)

Inspection: It will permit the Agent, the Lenders’ Independent Engineer or persons authorised by them in writing, at any time (before the occurrence of an Event of Default or Potential Event of Default at reasonable times, after giving reasonable notice and so as not to cause disruption) to inspect and require the provision of copies of the operational records in relation to the Project, and have access to the premises of the Borrower to inspect the records and, inspect the Project site and the Mortgaged Property. The Borrower will do everything reasonably within its power to assist that inspection and provide those copies and will ensure that its agents, contractors, employees and officers do the same;

(j)

Budgets: It will not approve any AFE under and as defined in the JV Agreement in relation to any Work Obligation, and shall not approve any budget or programme under clause 8 of the JV Agreement, which includes any item of expenditure in excess of US$250,000 which is not provided for in the Base Case;

(k)	Operator: In its capacity as Operator under the JV Agreement the Borrower will:

(i) open and operate separate bank accounts in the name of the JV as may be necessary pursuant to the JV Agreement and keep all funds of the JV separate and segregated from funds of the Borrower;

(ii)

make payments of any funds paid to it as Operator for or on behalf of the JV Participants strictly in accordance with the JV Agreement and solely in or towards expenditure directly related to the Project and identified in an approved budget or AFE under the JV Agreement;

(iii) promptly and regularly account to each JV Participant for all money received by it as Operator for and on behalf of the JV Participants; and

(l)

Construction Contract: It will not permit the Operator to approve any variations, extension of time, waivers or amendments under the Construction Contract or the Drilling Contract without the prior written consent of the Agent, the effect of which will be to require expenditure by the JV Participants in excess of the amounts contemplated in the Base Case or which will extend the projected time for completion under the Construction Contract beyond 31 March 2007.

18.4	Undertakings Related to Mortgaged Property: Each Obligor undertakes to the Agent that except to the extent that the Agent consents in writing:

	(a)	Insurance: It will comply fully with the provisions of the Fourth Schedule (Insurance);

	(b)	Preservation and protection of security:

		(i)	It will promptly do everything necessary or reasonably required by the Agent to protect and enforce its title and the title of the Agent as mortgagee to the Mortgaged Property; and

(ii)

Without limiting the generality of sub-paragraph (i), it will not consent to, or do anything to facilitate, the lodgement of a caveat forbidding the recording of an interest of it or the Agent in the Mortgaged Property; and

	(c)	Pay Outgoings: It will promptly pay all outgoings payable by it in respect of the Mortgaged Property (including rent, Taxes and Royalties).

18.5	Undertakings of the Sponsor: The Sponsor undertakes to the Agent that:

(a)

Arrowhead Energy Limited: it will procure that immediately following completion of the acquisition of the shares in Arrowhead Energy Limited pursuant to the Acquisition Agreement, Arrowhead Energy Limited will execute and deliver to the Agent:

		(i)	a deed of accession in the form set out in Annexure D;

		(ii)	a General Security Agreement granted by Arrowhead Energy Limited in favour of the Agent in a form and substance satisfactory to the Agent;

		(iii)	a certificate of the directors of Arrowhead Energy Limited in the form set out in Annexure B; and

(iv)

a legal opinion from solicitors to Arrowhead Energy Limited in form and substance satisfactory to the Agent confirming that the obligations of Arrowhead Energy Limited under this Agreement and each other Transaction Document are legal, valid, binding and enforceable; and

(b)

Warrants: it has complied with and will continue at all times to comply with the rules of any relevant exchange, its constituent documents and any other applicable laws or regulations in relation to the issue of the Warrants (including by obtaining shareholder approval for the issue of Warrants if such approval is required).

19.	PROJECT ACCOUNTS

19.1	Project Accounts: The Borrower undertakes to the Agent as follows:

(a)

Establish Project Accounts: The Borrower shall establish in the name of the Borrower or the Project Companies (as applicable) each of the accounts referred to in this clause 19 (Project Accounts) at the times required by this clause 19 (Project Accounts) in each case, with the Account Bank.

(b)

Agent to authorise withdrawals: Except as provided herein an Authorised Officer of the Agent must authorise all withdrawals or transfers from the Debt Service Reserve Account and, following the occurrence of an Event of Default or Potential Event of Default, the Proceeds Account.

(c)

Agent not responsible: Neither the Agent nor the Account Bank is responsible for the performance by the Borrower of its obligations in relation to the Project Accounts, nor is it under any obligation to take any action in relation to the Project Accounts which may be contrary to any law or official directive.

(d)

Duties of Agent: The Agent has no duties in relation to the Project Accounts except as specified in this Agreement. In that regard, the Agent shall not be liable for any error of judgement or any mistake of fact or law except where such error or mistake arises due to negligence or wilful default.

(e)

Payments to Agent: None of the restrictions contained in this clause 19 (Project Accounts) on the withdrawal of funds from any Project Account shall affect the obligations of the Borrower or the Project Companies (as applicable) to make any payments of any nature required to be made to the Agent on the due date for payment thereof in accordance with any of the Financing Documents.

	(f)	Accounts not to be overdrawn: No Project Account may ever be overdrawn.

(g)

Agent may take control: Without limiting its rights under the Borrower or Guarantor General Security Agreement, at any time while an Event of Default or Potential Event of Default subsists the Agent may, by notice to the Borrower or the Project Companies (where applicable) and the Account Bank, take control to the exclusion of the Borrower of the operation of all or any of the Project Accounts and the Borrower or the Project Companies (where applicable) shall take all steps required by the Agent to give effect to this.

19.2	JV Accounts:

(a)

JV Account: Prior to Financial Close, or immediately upon such company becoming a Project Company, the Borrower will procure that each Project Company will establish in its name an account styled “Kanuka Energy Limited – JV Account” and “Arrowhead Energy Limited - JV Account” respectively and maintain that account in accordance with the terms of this Agreement until the Maturity Date.

(b)

Sub-Accounts: The JV Accounts may have sub-accounts denominated in NZ Dollars and US Dollars respectively. Balances denominated in currencies other than US Dollars will for the purposes of any calculation under this Agreement be deemed to be converted to US Dollars at the spot rate advised by the Agent on the date of such calculation.

	(c)	Payments into JV Accounts: The Borrower will procure that each Project Company will ensure that:

(i) all revenue received, receivables, interest and all other moneys whatever it receives from or in relation to the Project or under the Project Documents;

		(ii)	all moneys received by the Project Company in respect of any insurance claim (including without limitation insurance proceeds and lump sum compensation payments);

		(iii)	any other revenues of the Project Company,

are paid into the JV Account, and will use its best endeavours to ensure that in each case payment is made directly into that account. Subject to the terms of the JV Agreement, it will ensure that any amounts held by the Operator on behalf of the Project Company and which are not held by the Operator for the purposes of meeting Project Outgoings which have become due and payable or which are projected to become due and payable in the then current calendar month, shall be promptly paid to the Project Company and deposited directly to the credit of the JV Account.

(d)

Project Outgoings: Each Project Company may withdraw funds from its JV Account from time to time to meet Project Outgoings and Taxes payable by the Project Company (and not included in Project Outgoings).

(e)

JV Account Sweep: On each Calculation Date the balance remaining in each JV Account will be transferred to the Proceeds Account after Project Outgoings and any Taxes paid or payable by each Project Company (and not included in Project Outgoings) have been paid on the date such payment becomes due.

(f)

Reconciliation: The Borrower shall within 10 Business Days after each Quarter Date, provide the Agent with a detailed reconciliation of the inflows to, outflows from, the JV Accounts in respect of the quarter ending on the Quarter Date.

19.3	Proceeds Account:

(a)

Proceeds Account: Prior to Financial Close, the Borrower will establish in its name an account styled “Austral Pacific Energy (NZ) Limited - Proceeds Account” and maintain that account in accordance with the provisions of this Agreement until the Maturity Date.

(b)

Sub-Accounts: The Proceeds Account may have sub-accounts denominated in NZ Dollars and US Dollars respectively. Balances denominated in currencies other than US Dollars will for the purposes of any calculation under this Agreement be deemed to be converted to US Dollars at the spot rate advised by the Agent on the date of such calculation.

	(c)	Payments into Proceeds Account and Minimum Balance: The Borrower will ensure that:

		(i)	The amount of US$3,500,000 is paid to the credit of the Proceeds Account prior to Financial Close;

		(ii)	The proceeds of each Advance under Tranche A and Tranche B are paid directly to the credit of the Proceeds Account on the Drawdown Date of each such Advance;

(iii)

An amount US$1,000,000 is paid to the credit of the Proceeds Account immediately upon receipt by the Borrower (or any other related company of the Borrower) of the proceeds of sale of the oil rig as contemplated by the condition precedent in paragraph (p)(ii) of the First Schedule and the Base Case;

(iv)

All other revenue received, receivables, interest and all other moneys whatever it receives from or in relation to the Project or under the Project Documents (other than in its capacity as Operator) shall be paid to the credit of the Proceeds Account upon receipt; and

	(v)	The minimum balance to be maintained in the Proceeds Account shall at all times be US$250,000.

(d)

Transfer to/from Debt Service Reserve Account: On each Calculation Date, the Borrower will (if required) transfer an amount either to the Debt Service Reserve Account from the Proceeds Account or to the Proceeds Account from the Debt Service Reserve Account in order to ensure that the Debt Service Reserve Account is funded up to, but no more than, the required minimum balance specified in clause 19.4(c).

(e)	Payments: Subject to clause 19.3(d), prior to 1 April 2007 the Borrower may make withdrawals or transfers from the Proceeds Account for:

	(i)	any of the payments referred to in clause 19.3(f)(i)–(v) below;

(ii)

to pay amounts set out in the uses of funds table in the “Assumptions” worksheet of the Base Case including, without limitation, in respect of capital expenditure due and payable in respect of any Other Joint Ventures up to a maximum aggregate amount of US$1,000,000; and

	(iii)	the Sponsor’s corporate overheads up to the amount specified in the Base Case in respect of that period,

provided that no withdrawal may be made for any such purposes which would result in any funds identified in the sources of funds in the Base Case being applied for a purpose other than the permitted uses of funds in the Base Case.

(f)

Cash Flow Sweep: Subject to clauses 19.3(d) and clause19.3(g), at all times following 1 April 2007 the Borrower may only make withdrawals or transfers from the Proceeds Accounts for application against the following in the order set out below:

	(i)	amounts payable under the Hedging Arrangements;

	(ii)	Scheduled Repayments of Advances outstanding in respect of Tranche A, repayment of Tranche A under clause 16.4(b) and repayment of Tranche B under clause 14.8;

	(iii)	pari passu, interest payment obligations in respect of Tranches A and B;

	(iv)	any other Financing Costs not paid pursuant to (i) – (iii) above;

	(v)	amounts required to be paid into the Debt Service Reserve Account pursuant to clause 19.3(d) (Transfer to/from Debt Service Reserve Account);

	(vi)	Mandatory Prepayments of the Principal Outstanding pursuant to clause 14.5 (Mandatory Prepayment);

	(vii)	Scheduled Repayments of Advances outstanding in respect of Tranche B; and

	(viii)	Prepayments pursuant to clause 16.4 and 16.5 and subject to clause 19.5, Optional Prepayments, payments of Subordinated Debt and Permitted Distributions.

Amounts payable pursuant to sub-paragraphs (i) - (iv) and, subject as provided below, (vi) above may be made on the date such payments become due. After the Completion Date, the transfer of Mandatory Prepayments (pursuant to sub-paragraph (vi) and clause 14.5 (Mandatory Prepayment)) and payments pursuant to sub-paragraph (viii) may only be made on the date which is 10 Business Days after a Calculation Date and following receipt by the Agent of the Ratio Certificate relating to that Calculation Date. Payments of the nature referred to in sub-paragraph (v) shall be made on a Calculation Date. No payment may be made on any date unless all amounts ranking in priority to that payment and which are then due and payable or which are projected to become due and payable on or prior to the next Calculation Date have been paid in full or two directors of the Borrower certify that the remaining balance in the Proceeds Account after making such payments will be sufficient to meet any such projected payments.

(g)	Project Outgoings and Excess Funds: Following the Completion Date, the Borrower may withdraw from the Proceeds Account on a day other than a Calculation Date:

(i)

any balance standing to the credit of the Proceeds Account as at the Completion Date representing the excess of amounts received by the Borrower and corresponding to the ‘sources of funds’ set out in the “Assumptions” worksheet in the Base Case over the ‘uses of funds’ set out in the “Assumptions” worksheet in the Base Case and apply those amounts towards capital expenditure in relation to Other Joint Ventures which is then due and payable;

(ii)

any balance then standing to the credit of the Proceeds Account for payment of Project Outgoings and working capital requirements to the extent attributable to the Project (but not any Other Joint Venture or any other operations of the Borrower or a Project Company) provided that:

		(1)	no more than 5 withdrawals for that purpose may be made per calendar month;

		(2)	the aggregate amount of withdrawals for that purpose in any calendar month does not exceed the amount forecast in the Base Case; and

		(3)	the Agent has received, in form and substance satisfactory to it a detailed reconciliation of the outflows from the relevant accounts in respect of Project Outgoings for the previous calendar month.

(h)

Reconciliation: The Borrower shall within 10 Business Days of the end of each Calculation Date, provide the Agent with a detailed reconciliation of the inflows to and outflows from, the Proceeds Account in respect of the quarter ending on the Calculation Date.

(i)

Subordinated Debt Payments: Payments of Subordinated Debt are not permitted to be made from the Proceeds Account at any time without the prior written consent of the Agent other than from Free Cash Flow not exceeding the amount available for Permitted Distributions and in accordance with the terms of the relevant subordination arrangements.

	(j)	Insurance: Insurance proceeds deposited to a JV Account or the Proceeds Account are to be dealt with in accordance with the Fourth Schedule.

19.4	Debt Service Reserve Account

(a)

Debt Service Reserve Account: Prior to Financial Close, the Borrower will establish in its name an account styled “Austral Pacific Energy (NZ) Limited - Debt Service Reserve Account” and will maintain that account in accordance with the terms of this Agreement until the Maturity Date.

	(b)	Tranche B Advance: The Debt Service Reserve Account shall be initially funded from the proceeds of the first Advance made under Tranche B in accordance with clause 8.2.

(c)

Minimum balance: The minimum balance to be maintained in the Debt Service Reserve Account shall, at all times following the first Advance made under Tranche B up to and including the Tranche A Expiry Date, be US$3,000,000. Thereafter the balance in the Debt Service Reserve shall reduce to US$1,500,000.

	(d)	Application of Debt Service Reserve Account:

(i)

The balance in the Debt Service Reserve Account may at any time be applied by the Agent to meet Debt Service then due and payable to the extent that there are insufficient moneys in the Proceeds Account; and

(ii)

On reduction in the balance of the Debt Service Reserve Account on the Tranche A Expiry Date the US$1,500,000 reduction shall be applied as a prepayment to the Tranche B Principal Outstanding in inverse order of maturity.

(e)

Interest: Interest on amounts standing to the credit of the Debt Service Reserve Account shall accrue at the Account Bank’s prevailing interest rate for deposits. Any interest accrued pursuant to this clause 19.4(e) (Interest) will be credited to the Proceeds Account on a quarterly basis.

19.5

Permitted Distributions: Withdrawals from the Proceeds Account for the purpose of distributions to the shareholders of the Borrower, transfers to another account of the Borrower (other than the Debt Service Reserve Account), payments of the Subordinated Debt and Optional Prepayments will be permitted only if:

	(a)	the Completion Date has occurred;

	(b)	all payments set out in paragraphs (i) – (vii) in clause 19.3(f) due on that date have been satisfied by the Borrower;

	(c)	the amount of the payment when aggregated with all other such payments to be made on the same date does not exceed the amounts permitted in the Financial Undertakings Matrix;

	(d)	no Event of Default, Potential Event of Default or Event of Review has occurred and is subsisting or would be caused by the distribution or payment; and

	(e)	a director or the chief financial officer or chief executive officer of the Borrower certifies in writing to the Agent that the items in paragraphs (a) to (d) above have been satisfied.

19.6

Replacement of Account Bank: The Borrower may not replace the Account Bank without the prior written consent of the Agent. The Agent may by notice to the Borrower, require the Borrower to replace the Account Bank with another registered bank in New Zealand acceptable to the Agent. If the Agent gives notice requiring a change to the Account Bank the Borrower must within the time required by the Agent (which shall not be less than 30 days) use its best endeavours to arrange for the new Account Bank to execute an Account Bank Agreement in form and substance satisfactory to the Agent and transfer all Project Accounts to the new Account Bank.

20.	HEDGING ARRANGEMENTS

20.1

Mandatory Hedging Arrangements: The Borrower undertakes that it will, prior to Financial Close execute the Hedging Documents and enter into hedging transactions for a term of 4 years following Financial Close which mitigate its exposure to US Dollar oil prices by way of providing “downside protection” for future production of the P90 oil reserves (“Minimum Hedging Programme”)as projected in the cash flow model in the Base Case.

20.2	Hedging Generally:

	(a)	Optional Hedging: The Lenders may from time to time at the request of the Borrower provide interest rate and foreign exchange hedging transactions.

(b)

Receipts and Payments: Receipts pursuant to US Dollar oil price hedging under clause 20.1 (Mandatory Hedging Arrangements) will be treated as revenue and payments pursuant to any other Hedging Arrangements will be treated as Financing Costs.

(c)

Pricing: Pricing of hedging will be provided by the Lenders in accordance with market rates (to the extent that this is possible). The Lenders will provide market information to the Borrower to allow it to assess the reasonableness of pricing provided.

(d)

Payments: Payments due under the Hedging Arrangements will be secured so as to rank pari passu with amounts payable under any other Financing Document and hedging liabilities will be treated as part of the Secured Indebtedness.

	(e)	Hedging Documents: All hedging transactions must be transacted under the Hedging Documents.

21.	LENDERS’ CONSULTANTS

21.1

Reports: The Lenders’ Independent Engineer shall be instructed by the Agent, at the cost of the Borrower (such costs to be in accordance with budgets submitted to, and approved by, the Borrower (acting reasonably)), to provide independent technical advice to the Agent as contemplated in this Agreement. The Lenders’ Independent Engineer shall review and advise the Agent on each update of the Field Development Plan and shall prepare and deliver to the Agent annually prior to the review of the Base Case pursuant to the Third Schedule and at such other times as the Agent may reasonably require a report on technical matters relating to the Project including without limitation in relation to:

	(a)	proved and probable Reserves;

	(b)	Field Development Plan;

	(c)	production rates;

	(d)	Operating Costs and Capital Costs forecasts;

	(e)	the reasonableness of assumptions and inputs used in the preparation of the Base Case;

	(f)	the environment plan;

	(g)	occupational, health and safety plan; and

	(h)	such other matters of a technical or operational nature as the Lenders’ Independent Engineer considers relevant.

The Lenders’ Independent Engineer will consult with the Borrower and the Borrower’s technical advisors on the preparation of the relevant reports. The reports of the Lenders’ Independent Engineer may include recommendations thereby as to modifications or alterations to the operating procedures or practices and the Borrower agrees in such circumstances it will enter into discussions with the Agent in good faith with a view to agreeing methods for implementing such recommendations.

21.2

Insurance: The Agent may each year and, if it reasonably considers that there has been any material change in the insurance markets in which the insurance maintained by the Borrower or the Project Companies is in place, the risks affecting the Project, the insurers providing any of the insurances or the terms of the policies of the insurances, conduct or arrange to be conducted by the Lenders’ Insurance Consultant a review of the insurances in respect of the Project or any part thereof and the Borrower shall reimburse the Agent on demand for all reasonable costs and expenses incurred in connection with any such review.

21.3

Access: Subject to any restrictions in the JV Agreement, the Borrower shall, and the Borrower will procure that each Project Company shall at all times during business hours upon receipt of reasonable notice (other than where an Event of Default subsists where no notice shall be required) allow the Lenders’ Independent Engineer and the Lenders’ Insurance Consultant and any other agents or persons authorised by the Agent free and unlimited access to the Project site, and all books, records, documents and information of the Borrower as they may require to conduct their investigations for the purpose of preparing reports referred to in this Agreement. The Borrower and each Project Company will at all times, and to the extent necessary, co-operate and give such assistance as may be reasonably requested by the Lenders’ Insurance Consultant, the Lenders’ Independent Engineer and any other agent or employee or person authorised by or on behalf of the Agent and in each case their officers, employees and agents for these purposes.

22.	EVENTS OF DEFAULT

22.1	Events of Default: Each of the following is an Event of Default:

	(a)	Obligations under Financing Documents: Any Obligor fails:

		(i)	to pay an amount payable by it under a Financing Document when due and, where that failure is capable of remedy, does not remedy the failure within three Business Days;

(ii)

to comply with any of its other obligations under a Financing Document and, if in the reasonable opinion of the Agent that failure can be remedied within 10 Business Days (commencing on the day on which the Agent gives the Borrower a notice requiring the failure to be remedied) does not remedy the failure within that period; or

		(iii)	to satisfy within the time stipulated anything which the Agent made a condition of its waiving compliance with a condition precedent or an undertaking in a Financing Document;

(b)

Misrepresentation: A representation, warranty or statement by or on behalf of an Obligor in a Financing Document, or in a document provided under a Financing Document, is not true or is misleading, in each case, in any material respect when made or repeated;

	(c)	Default under Project Documents:

		(i)	an event of default (however defined) in a Project Document occurs and, if capable of being cured is not remedied or waived within the specified cure period in the relevant Project Document;

		(ii)	an Obligor fails to satisfy within the time stipulated anything which is made a condition of waiving a default described in sub-paragraph (i);

	(d)	Cross Default: Any Financial Indebtedness of any Obligor in excess of US$250,000 (or its equivalent in other currencies):

		(i)	is not paid within 10 Business Days of becoming due and payable (or within any applicable grace period); or

		(ii)	is declared due and payable before its stated maturity or expiry by reason of any default and such declaration is not withdrawn within 10 Business Days;

	(e)	Other acceleration: Any:

(i)

stock or share issued by any Obligor with a value in excess of US$250,000 is validly required to be redeemed or repurchased in advance of its stated maturity (other than at the relevant Obligor’s option); or

		(ii)	demand under a Guarantee given by any Obligor in excess of US$250,000 is not paid within 10 Business Days of a demand thereunder;

(f)	Administration, winding up, arrangements, insolvency etc: Any of the following occurs:

(i)

any order is made, resolution is passed, any legal proceeding is issued (other than a vexatious or frivolous proceeding) or any corporate action is taken, notice is given or other step is taken for the dissolution or reorganisation of an Obligor except for the purpose of and followed by a reconstruction, reorganisation, amalgamation, merger or consolidation on terms previously approved by the Agent;

(ii)

any Obligor ceases, suspends or threatens to cease or suspend the conduct of all or any material part of its business or disposes of or threatens to dispose of a material part of its business or assets;

(iii)

any Obligor is unable to pay its debts as they become due in the normal course of business or stops or suspends or threatens to stop or suspend payment of all or a class of its debts other than as contemplated by the terms of such debt or the Transaction Documents;

(iv)

an encumbrancer takes possession of the whole or any material part of the assets of any Obligor or a receiver, manager, inspector, trustee or other similar person is appointed or any application or recommendation is made for such appointment in respect of any Obligor or the whole or any material part of its assets;

(v)

any distress, attachment, execution, judgement or other legal process for a sum exceeding US$250,000 (or its equivalent in other currencies) is levied, issued, enforced or obtained on or against any of the assets of an Obligor;

	(vi)	any Obligor commences negotiations or takes any proceedings with a view to the general deferral, readjustment or rescheduling of its indebtedness or a material part of its indebtedness;

(vii)

any Obligor makes or proposes to make any assignment, arrangement or composition for the benefit of its creditors generally or a moratorium is agreed or declared in respect of or affecting all or any material part of its indebtedness;

(viii)

any Obligor is declared at risk pursuant to the Corporations (Investigation and Management) Act 1989 or any associated person (as that term is defined in the Corporations (Investigation and Management) Act 1989) becomes subject to a recommendation made by the Securities Commission to the Minister of Justice or, as the case may be, the Minister of Finance supporting the appointment of a statutory manager pursuant to that Act; or

(ix)

an administrator, receiver or statutory manager is appointed over all or any of the assets of an Obligor, or any step is taken (other than as referred to in subparagraph (viii)) with a view to the appointment of such a statutory manager in either case under the Corporations (Investigation and Management) Act 1989;

(g)

Investigation: An investigation commences into all or part of the affairs of an Obligor by any Governmental Agency unless the Borrower demonstrates to the satisfaction of the Agent that such investigation will not have, or be likely to have, a Material Adverse Effect;

(h)

Analogous process: Anything analogous to anything referred to in paragraphs (f) to (g) inclusive, or having substantially similar effect, occurs with respect to an Obligor, under any overseas law or any law which commences or is amended after the date of this Agreement;

(i)	Vitiation:

(i) all or any material part of a Transaction Document is terminated or is or becomes void, illegal, invalid, unenforceable or of limited force and effect (in each case prior to its stated maturity);

(ii) a party (other than the Agent or the Lenders) becomes entitled to terminate, rescind or avoid all or material part of a Transaction Document; or

(iii) a party (other than the Agent or the Lenders) alleges or claims in writing that an event described in subparagraph (i) has occurred or that it is entitled as described in subparagraph (ii);

(j)	Amendment of constitution: The constitution, or other constituent documents of any Obligor is materially amended without the prior consent of the Agent;

(k)	Change of Control:

(i) a Project Company ceases to be wholly owned and controlled by the Borrower; or

(ii) the Borrower ceases to be wholly owned and controlled by the Sponsor; or

(iii)

the aggregate Participating Interest of the Project Companies following the completion of the acquisition of Arrowhead Energy Limited detailed in the Acquisition Agreement is at any time less than 69.5% or such other Participating Interest percentage as the Project Companies may be entitled to following the resolution of the claim by TAG Oil (NZ) Limited as described in clause 14.5(c);

(l)

Revocation of Authorisation: Any material Authorisation which it is required to obtain or which it is required to ensure is obtained or which is material to the performance by an Obligor of a Transaction Document, or to the validity and enforceability of a Transaction Document or to the security of the Agent, is repealed, revoked or terminated or expires, or is modified or amended or conditions are attached to it in a manner materially prejudicial to the interests of the Finance Parties, and is not replaced within 30 days or such longer period as the Agent may agree by another Authorisation acceptable to the Agent;

(m)	Loan Life Ratio: On any Calculation Date the Loan Life Ratio is less than 1.15:1;

(n)	Project Life Ratio: On any Calculation Date the Project Life Ratio is less than 1.25:1;

(o)	Combined Project Life Ratio: On any Calculation Date the Combined Project Life Ratio is less than 1.15:1;

(p)	Historic Combined Cover Ratio: On any Calculation Date other than the Calculation Date falling on the Completion Date the Historic Combined Cover Ratio is less than 1.10:1;

	(q)	Forward Combined Cover Ratio: On any Calculation Date the Forward Combined Cover Ratio is less than 1.10:1;

	(r)	Reserve Tail: On any Calculation Date the Reserve Tail is less than 15%;

	(s)	Compulsory acquisition:

(i) all or any material part of the Mortgaged Property is compulsorily acquired by, or by order of a Governmental Agency or under law;

(ii) a Governmental Agency orders the sale, vesting or divesting of all or any material part of the Mortgaged Property; or

(iii) a Governmental Agency takes a step for the purpose of any of the above or proposes or threatens to do any of the above;

(t)

Governmental interference: A law or anything done by a Governmental Agency wholly or partially to a material extent renders illegal, prevents or restricts the performance or effectiveness of a Transaction Document or the operation of the Project;

	(u)	Abandonment: The Project (or any material part thereof) is abandoned by the JV or is placed on a care and maintenance basis;

(v)

Environmental Event: Any person takes action, or there is any claim or there is a requirement of expenditure or of cessation or alteration of activity, under any Environmental Law unless the Borrower demonstrates to the satisfaction of the Agent that such event will not have or be likely to have a Material Adverse Effect;

(w)

Breach of Undertaking: Any undertaking given to the Agent (or its legal counsel) by or on behalf of the Borrower in connection with a Transaction Document is, in the sole opinion of the Agent, breached or not performed or carried out in full;

	(x)	Material Adverse Effect: An event occurs or circumstances arise or exist which, in the reasonable opinion of the Agent, is likely to have a Material Adverse Effect;

(y)

Mortgaged Property: All or any material part of the Mortgaged Property is destroyed, lost or damaged beyond repair or, in the opinion of the Agent is materially defective and is not fully covered by the Borrower’s insurance; and

	(z)	Completion: The Completion Date has not occurred by 30 June 2007.

22.2	Consequences: In addition to any other rights provided by law or any Financing Document, at any time when an Event of Default subsists the Agent may do all or any of the following:

(a)

by notice to the Borrower declare all sums actually or contingently owing under this Agreement immediately due and payable, and the Borrower shall immediately pay the Principal Outstanding together with accrued interest and fees and all such other sums; and/or

	(b)	by notice to the Borrower cancel the Facility; and/or

(c)

at the cost of the Borrower, appoint a firm of independent consultants or other experts to review and report to the Agent on the affairs, financial condition and business of the Borrower. The Borrower will do everything in its power to ensure such review and report can be carried out promptly, completely and accurately. Without limitation, it will co-operate fully with the review and ensure that the consultants and experts are given access to all premises and records of the Borrower and are given all information concerning the Borrower which they require from time to time. It will ensure that all officers and employees of the Borrower do the same.

22.3	Event of Review:

(a)

It shall be an “event of review” if any single person or group of persons acting in concert, not entitled to hold 20% or more of the voting capital of the Sponsor as at the date of this Agreement, acquires or becomes entitled to 20% or more of the voting capital of the Sponsor.

(b)

If the event described in (a) above occurs, the Agent may (in its sole discretion) conduct a review of the Facility. If the Agent, following the review, declares that event described at (a) above will negatively affect the Obligors’ ability to meet their respective obligations under the Finance Documents (the “declaration”), the Agent may require that the Facility be:

		(i)	immediately restructured in a manner acceptable to the Agent; or

		(ii)	refinanced in whole or in part within 90 days from the declaration.

23.	INTEREST ON OVERDUE AMOUNTS

23.1

Accrual: Interest accrues on each unpaid amount which is due and payable by the Borrower to the Finance Parties under or in respect of any Financing Document (including, without limitation, interest payable under this clause):

(a)

on a daily basis up to the date of actual payment from (and including) the due date or, in the case of an amount payable by way of reimbursement or indemnity, the date of disbursement or loss, if earlier;

	(b)	both before and after judgment (as a separate and independent obligation); and

	(c)	at the rate determined by the Agent to be the sum of 2% per annum plus:

		(i)	the rate (if any) applicable to the amount under the relevant Financing Document immediately before the due date; or

		(ii)	if no such rate is applicable, LIBOR (for a 30 day term if no Interest Period is applicable) and the Margin.

23.2

Payment: The Borrower shall pay interest accrued under this clause on demand by the Agent and on the last Business Day of each Interest Period. If no Interest Period is applicable, interest will be assumed to be paid on the basis of a 30 day period as specified in clause 23.1(c) (Accrual).

24.	PAYMENTS PRO RATA AND SUBORDINATION

24.1

Proportionate sharing: Subject to clause 24.2 and clause 24.5 and except to the extent that this Agreement expressly provides for the direct payment to that Lender of such amount whenever any Lender receives or recovers (whether by way of set-off, banker’s lien or otherwise) all or part of any amount due from the Borrower or any other Obligor under this Agreement otherwise than by way of a distribution by the Agent, then:

	(a)	that Lender shall promptly pay the amount received or recovered to the Agent; and

(b)

that amount shall be deemed to have been a payment to the Agent for the account of all the Lenders and not a payment to that Lender for its own account, and to that extent the liability of the Borrower to that Lender shall not be reduced by that amount, other than to the extent of any distribution received by that Lender under this Agreement.

24.2

Repayment: If all or part of the amount referred to in clause 24.1 received or recovered by the relevant Lender is subsequently rescinded or shall otherwise by restored to the Borrower or any Obligor, the Lenders shall repay to the Agent for the account of the relevant Lender the amount necessary to ensure that all the Lenders share rateably (in accordance with their Commitment) in the amount received or recovered and retained by the relevant Lender and clause 24.1(b) shall apply only to the retained amount.

24.3	Co-operation: Each Lender shall co-operate with the Agent in:

	(a)	giving effect to the spirit and intentions of the parties as evidenced by this Agreement and the other Transaction Documents; and

	(b)	the protection of their mutual interests insofar as that is not inconsistent with its own interests.

24.4

Refusal to join in action: If any Lender fails or refuses to join in any action with the other Lenders against the Borrower or any other Obligor, or does not pay its share of the costs of any such action, in each case having been given a reasonable opportunity and being legally entitled to do so, its failure shall be taken in to account when determining its rateable sharing and that Lender shall not be entitled to share in any amount recovered as a result of any such action.

24.5

Postponement: Notwithstanding anything else in this Agreement, at any time after the occurrence of an Event of Default, as between the Lenders no amount of Principal Outstanding under Tranche B shall be paid or payable to the Tranche B Lenders, unless and until all amounts of Principal Outstanding under Tranche A and Tranche C have been repaid in full. If any Tranche B Lender receives any amount of the Tranche B Principal Outstanding in breach of this clause 24.5 it shall hold such amount in trust and shall pay such amount to the Agent on account of the Tranche A Lenders and the Tranche C Lenders.

25.	RELATIONSHIP OF LENDERS TO AGENT

25.1	Authority:

(a)

Each Lender irrevocably appoints and authorises the Agent to act as its agent under the Transaction Documents with the powers expressly given to the Agent under the Transaction Documents together with any other powers which are reasonably incidental to those powers.

	(b)	Any action taken by the Agent (acting, where required, in accordance with instructions from the appropriate Lenders) in accordance with this clause 25 shall bind all the Lenders.

	(c)	The Agent shall have no duties or responsibilities except those expressly agreed to in the Transaction Documents.

25.2	Instructions and extent of discretion:

(a)

In the exercise of any of its rights, powers and discretions, the Agent shall act in accordance with the instructions (if any) of all of the Lenders. The Agent shall not be obliged to seek instructions except where expressly required by the relevant Transaction Document.

(b)

In the absence of any such instructions, the Agent may act as it thinks fit in the best interests of the Lenders as a whole or may, notwithstanding anything in this clause 25, refrain from acting until receipt of instructions.

(c)

Except where otherwise expressly provided, the Agent shall not be obliged to consult with the Lenders before giving any consent, approval or agreement or making any determination unless it is practicable to do so or except where the determination shall not, in the opinion of the Agent, prejudice the interests of the Lenders as a whole.

	(d)	The Agent may refrain from doing anything which would or might in its opinion be contrary to any law or official directive, or render it liable to any person.

(e)

Notwithstanding any other provision in this clause 25, the Agent shall not be obliged to take any action until it is first secured or indemnified to its satisfaction, whether pursuant to clause 25.12 or otherwise.

25.3	No obligation to investigate:

	(a)	The Obligors shall not be concerned to enquire as to whether any instructions have been given to the Agent or as to the terms of any such instructions.

	(b)	As between the Obligors on the one hand and the Agent and the Lenders on the other hand, all actions taken by the Agent under a Transaction Document shall be deemed to be authorised.

25.4

Agent as security agent: Each Lender irrevocably appoints and authorises the Agent to act under the Security Documents with the powers expressly given to the Agent under, and on the terms and conditions, and subject to the indemnities, limitations and other provisions set out in this Agreement and the Security Documents, together with any other powers which are reasonably incidental to these powers and each Lender acknowledges and agrees to be bound by the provisions of the Security Documents which provide the basis on which the Agent is permitted to act.

25.5

Agent not a trustee: The Agent shall not be deemed to be a trustee for the benefit of any Lender (except to the minimum extent, if any, required by law) or the Borrower or to have any fiduciary duty other than as expressly provided in this Agreement. The Agent shall not in any respect be the agent of the Borrower by virtue of this Agreement.

25.6

Exoneration: In the absence of any wilful misconduct, gross negligence or fraud, neither the Agent, nor any of its respective directors, officers, employees, agents, attorneys, subsidiaries or successors, shall be responsible to any Lender or the Borrower for:

	(a)	any statement, representation or warranty provided to them in any Transaction Document, or in any document or agreement referred to or provided for in or received under the Transaction Document; or

	(b)	the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document or any other such document or agreement; or

	(c)	any failure by any Obligor or any Lender to perform is obligations; or

	(d)	any action taken or omitted to be taken by it or them under any Transaction Document; or

	(e)	any action taken or omitted to be taken by it or them under any Transaction Document acting on instructions from the Lenders.

25.7

Delegation: The Agent may delegate to any person any of the rights, powers and discretions vested in the Agent by this Agreement which cannot conveniently be exercised by it or though its employees, and may appoint attorneys, upon such terms and conditions as the Agent thinks fit.

25.8	Reliance on documents and experts: The Agent may rely on:

	(a)	any communication or document reasonably believed by it to be genuine and correct; and

	(b)	advice and statements of lawyers, accountants and other experts selected by the Agent.

25.9

Notice of assignment: The Agent may treat each Lender as the holder of the benefit of that Lender’s rights under the Transaction Documents unless and until the Agent has received a Substitution Certificate or notice of assignment of that Lender’s rights in a form satisfactory to the Agent.

25.10	Knowledge of default:

(a)

The Agent shall not be required to keep itself informed as to the observance or performance by any Obligor of any of its obligations under any Transaction Document or any other document or agreement, or to inspect the assets or records of any Obligor, or to investigate whether or not any Event of Default or Potential Event of Default has occurred or might occur.

	(b)	The Agent may assume that the Borrower and each other party to the Transaction Documents is observing and performing its obligations, and shall be deemed not to have knowledge of the occurrence of any Event of Default or Potential Event of Default or similar event (whatever called) under any Transaction Document until it has received actual notice from the Borrower or a Lender stating expressly that such an event has occurred and describing it.

25.11	Agent as Lender and banker:

	(a)	The Agent, if a Lender, shall have the same rights and powers under the Transaction Documents as the other Lenders and may exercise those rights and powers as if it were not acting as the Agent.

(b)

The Agent may (without having to account to any Lender) engage in any kind of business with any Obligor their related parties as if it were not the Agent and may accept fees or other consideration for services without having to account to the Lenders.

25.12	Indemnity to Agent:

(a)

The Lenders shall indemnify the Agent and shall hold it harmless (to the extent not reimbursed by the Borrower) rateably in accordance with their respective Commitments against all costs, losses expenses and liabilities of any kind which may be sustained or incurred by or asserted against the Agent in its capacity as such relating to or arising out of the Transaction Documents. Each Lender shall, upon demand, pay to the Agent is proportionate share of all amounts payable under this indemnity.

	(b)	No Lender shall be liable under clause 25.12(a) for any of the foregoing to the extent that they arise from the Agent’s wilful misconduct, gross negligence or fraud.

25.13

Independent investigation: Each Lender agrees that it has made and shall continue to make, independently and without reliance on the Agent or any other Lender and based on such documents and agreements and information as it considers appropriate:

	(a)	its own investigation into the financial condition and affairs of the Obligors;

	(b)	its own analyses and decisions as to whether or not to take action under any Transaction Document.

25.14	Information:

(a)

The Agent shall furnish to the Lenders as soon as practicable copies of all notices, reports and other documents furnished to the Agent in its capacity as such under this Agreement and copies of all documents comprising the conditions precedent to this Agreement.

(b)

The Agent shall not otherwise have any duty or responsibility (but is authorised by the Borrower) to provide any Lender with any information concerning the affairs, financial condition or business of any Obligor which may come into the possession of the Agent.

(c)

Nothing in any Transaction Document shall oblige the Agent to disclose any information relating to any Obligor if that disclosure would or might, in the opinion of the Agent on the basis of the advice of its legal advisors, constitute a breach of any law or duty of secrecy or confidence.

25.15	Replacement of Agent:

(a)

Subject to the appointment and acceptance of a successor Agent as provided in this clause 25.15 the Agent may resign at any time by giving not less than 30 days’ notice to the Lenders and the Borrower.

(b)

Upon any notice of resignation being given the Lenders (which for this purpose shall be determined after excluding any Lender which is also the Agent) shall have the right to appoint a successor Agent approved by the Borrower, provided that:

		(i)	the Borrower may not unreasonably withhold its consent; and

		(ii)	no consent shall be required where the proposed successor Agent is a Lender or a related party of a Lender.

	(c)	If no successor Agent has been appointed by the Lenders or has accepted an appointment within 30 days after any such notice, the retiring Agent may on behalf of the Lenders appoint a successor Agent.

(d)

Upon the acceptance of any appointment under this clause 25.15 by a successor Agent, the successor Agent will succeed to and become vested with all the rights, powers and obligations of the retiring Agent under the Transaction Documents and as from that time the Agent shall be discharged from its rights, powers and obligations.

(e)

After any retiring Agent’s resignation or removal, the provisions of this clause 25.15 shall continue in effect in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

25.16	Amendment: Each Lender authorises the Agent to agree to any amendment, waiver or release in respect of to any Transaction Document if:

	(a)	that Lender has notified the Agent in writing of its agreement to the amendment; or

(b)

the amendment will not increase the Tranche Amounts, the Commitments of any Lender or other obligations of the Lenders or any particular Lender, change the interest rate or fees or times or amounts or currency of payment of any moneys payable under a Transaction Document or amend this clause 25.16 and:

		(i)	the Agent is satisfied that the amendment is made, or the waiver is granted, to correct a manifest error or that the amendment, waiver or release is of a minor, formal or technical nature only; or

		(ii)	the Lenders have, at the request of the Agent, notified the Agent, of their agreement to the amendment.

Each Lender shall be bound by any such amendment, waiver or release so agreed to by the Agent.

26.	INDEMNITIES

26.1

Borrower’s indemnities: On demand, the Borrower shall indemnify the Agent and the Lenders against any loss, cost, charge, liability or expense the Agent and the Lenders (or any officer or employee of the Agent or the Lenders) may sustain or incur arising out of or in relation to the Project or any Transaction Document including, without limitation, as a consequence of:

	(a)	the occurrence of any Event of Default; or

	(b)	an Advance requested in a Drawdown Notice not being provided because of a failure by the Borrower to fulfil any condition precedent but excluding any default by the Agent or the Lender; or

(c)

any amount payable by the Borrower under any Financing Document not being paid when due (whether by prepayment, acceleration or otherwise) other than pursuant to clauses 16.4 or 16.5, but with credit given for any default interest payable; or

	(d)	all or any part of any Advance being repaid or becoming repayable other than on the last day of an Interest Period applicable to that Advance,

Subject to paragraph (d) above, without limitation the indemnity will cover any amount determined by the Agent or the Lenders as the case may be to be incurred by reason of the liquidation or re-employment of deposits or other funds acquired or contracted for by the Agent or the Lenders to fund or maintain any Advance or other amount, and by reason of the reversing or termination of any agreement or arrangement entered into by the Agent or the Lenders to hedge, fix or limit its effective cost of funding or maintaining any Advance or other amount.

26.2

Environmental Indemnity: Without limiting any other indemnities on its part, the Borrower will indemnify and hold the Agent and the Lenders harmless against all costs which it may sustain or incur directly or indirectly as a result of (i) non-compliance with any Environmental Law or directive by any Obligor (ii) any obligation under any such Environmental Law or directive being imposed on the Agent and the Lenders and/or (iii) the Agent and the Lenders doing (or instructing any person to do) any act which the Borrower or a Project Company is obliged to do but has failed to do to ensure compliance with any such Environmental Law or directive or to avoid, mitigate or remedy any actual or likely adverse effect upon the environment caused by or on behalf of any Obligor except in each case where such costs arise due to the Agent or the Lenders’ fraud, negligence or wilful default.

26.3

Currency Indemnity: If any amount due from the Borrower or any other Obligor under a Financing Document or under a suit, action or proceeding has to be converted to the currency (the “first currency”) in which is it payable under that Financing Document or under the suit, action or proceeding from another currency (the “second currency”) as a result of or for the purpose of:

	(a)	making or filing a claim or proof against the Borrower; or

	(b)	obtaining or enforcing an order or judgment,

then the Borrower will indemnify and hold the Agent and the Lenders harmless against all costs which any of them may sustain or incur directly or indirectly as a result of any discrepancy between:

(i) the rate of exchange used to convert the amount in question to the first currency from the second currency; and

(ii)

the rate of exchange at which the Agent and the Lenders may in the ordinary course of business purchase the first currency with the second currency upon receipt (or as soon as is reasonably practicable thereafter) of the amount paid to it in satisfaction, in whole or in part, of that claim, proof, order or judgment, by payment on demand by the Agent of the amount (and in such currency) as the Agent may stipulate as being required to so indemnify it.

26.4

Independent Obligations: Each of the indemnities contained in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement giving rise to an independent cause of action irrespective of any time, credit or other indulgence on the part of the Agent or the Lenders.

27.	ACCOUNTS

27.1	The accounts kept by the Agent and the Lenders constitute sufficient evidence, unless proven wrong, of the amount at any time due from the Borrower under this Agreement.

28.	EXPENSES

28.1	On demand the Borrower shall reimburse:

(a)

the Agent for all reasonable expenses of the Agent and the Lenders in relation to the preparation, negotiation, execution and completion of the Financing Documents and any subsequent consent, approval, waiver or amendment;

(b)

the Agent for the reasonable expenses of the Agent and the Lenders in relation to any inquiry by a Governmental Agency concerning any Obligor or the Mortgaged Property or a transaction or activity for which, or in connection with which, financial accommodation or funds raised under a Financing Document are used or provided, including without limitation, any expenses incurred in any review or environmental audit or in retaining consultants to evaluate matters of material concern to the Agent and the Lenders (including, without limitation, the Lenders’ Independent Engineer, the Lenders’ Insurance Consultant and the Lenders’ Base Case Auditor); and

(c)

the Agent for its expenses in relation to the enforcement of the Transaction Documents, or the exercise, preservation or consideration of any rights, powers or remedies under the Transaction Documents or in relation to the Mortgaged Property, including, without limitation, any expenses incurred by the Agent and the Lenders in any review or environmental audit or in retaining consultants to evaluate matters of material concern to the Agent and the Lenders (including, without limitation, the Lenders’ Independent Engineer, the Lenders’ Insurance

Consultant and the Lenders’ Base Case Auditor). At any time prior to an Event of Default occurring, the Borrower shall only be responsible to reimburse expenses incurred as expressly provided for in the Agreement. At all times thereafter, the Borrower must reimburse the Agent for all such expenses incurred, including in each case reasonable travelling and out-of-pocket expenses and reasonable legal costs and expenses (on solicitor and own client basis) and any goods and services tax (or other similar tax) thereon on a full indemnity basis provided however that, in relation to paragraph (a) above, the Agent shall obtain the Borrower’s approval to estimates of any such costs prior to incurring such.

29.	TAXES AND DUTIES

29.1

The Borrower shall pay all stamp, transaction, registration and similar Taxes (including fines and penalties) which may be payable or determined to be payable in relation to the execution, delivery, performance or enforcement of any Financing Document or any payment or receipt or any other transaction contemplated by any Financing Document.

29.2

On demand the Borrower shall indemnify the Agent and the Lenders against any liability resulting from delay or omission to pay those Taxes except to the extent the liability results from failure by the Agent or the Lenders to pay any Tax after having been put in funds to do so by the Borrower.

30.	SET-OFF

30.1

At any time following the occurrence of an Event of Default which is, in each case, continuing the Borrower irrevocably authorises the Agent to apply any credit balance in any currency (whether or not matured) in any of its accounts with any branch of the Agent towards satisfaction of any sum at any time due and payable by it to the Agent under or in relation to any Financing Document. The Agent is not obliged to make the application.

30.2	The Agent may effect currency exchanges appropriate to implement that application.

31.	WAIVERS, REMEDIES CUMULATIVE

31.1

No failure to exercise and no delay in exercising any right, power or remedy under any Financing Document operates as a waiver. Nor does any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

31.2	The rights, powers and remedies provided to the Agent and the Lenders in the Financing Documents are in addition to, and do not exclude or limit, any right, power or remedy provided by law.

32.	SEVERABILITY OF PROVISIONS

32.1

Any provision of any Financing Document which is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of that Financing Document nor affect the validity or enforceability of that provision in any other jurisdiction.

33.	SURVIVAL OF REPRESENTATIONS AND INDEMNITIES

33.1	All representations and warranties in any Financing Document survive the execution and delivery of the Financing Documents and the provision of advances and accommodation.

33.2	Each indemnity in any Financing Document:

(a) is a continuing obligation;

(b) is a separate and independent obligation; and

(c) survives termination or discharge of the relevant Financing Document.

34.	MORATORIUM LEGISLATION

34.1	To the fullest extent permitted by law all legislation which at any time directly or indirectly:

(a) lessens, varies or affects in favour of any Obligor any obligation under a Financing Document; or

(b) delays, prevents or prejudicially affects the exercise by the Agent or the Lenders of any right, power or remedy conferred by any Financing Document,

is excluded from the Financing Documents.

35.	CONSENTS AND OPINIONS

35.1

Except where expressly stated, the Agent may give or withhold, or give conditionally, approvals and consents, may be satisfied or unsatisfied, may form opinions, and may exercise rights, powers and remedies, under or in relation to any Financing Document at its absolute discretion.

36.	ASSIGNMENTS

36.1	Assignment by Borrower: The Borrower may not assign or transfer any of its rights or obligations under this Agreement or any other Financing Document without the prior written consent of the Agent.

36.2	Assignment by a Lender: A Lender may assign or transfer all or any of its rights or obligations under the Transaction Documents at any time if:

(a) it complies with the requirements set out in clause 25.9;

(b) any necessary prior Authorisation is obtained; and

(c) the Borrower has given its prior consent, which shall not be unreasonably withheld or delayed, which will be deemed to have been given if no response is received within 30 days of the request for consent and which shall not be required if an Event of Default has occurred and is subsisting.

36.3	Substitution:

(a)

If a Lender wishes to transfer all or any of its rights and obligations under the Transaction Documents to a bank or financial institution, it and the proposed transferee shall execute and deliver to the Agent four counterparts of the Substitution Certificate.

	(b)	On receipt of a Substitution Certificate the Agent shall (if it is satisfied that the substitution complies with clause 36.2) promptly:

		(i)	notify the Borrower and each other Lender;

		(ii)	countersign the counterparts on behalf of all other parties to this Agreement;

		(iii)	enter the transfer in a register kept by it (which shall be conclusive); and

		(iv)	retain one counterpart and deliver one counterpart to each of the relevant transferor and transferee and to the Borrower.

(c)

On any such certificate being countersigned by the Agent the transferor shall be relieved of its obligations to the extent and from the date specified in such certificate and the transferee shall be bound by the Transaction Documents to the extent and from the date stated in the certificate.

	(d)	Each other party to this Agreement irrevocably authorises the Agent to sign each such certificate on its behalf and acknowledges that:

		(i)	upon such a certificate being signed by the Agent it shall be deemed for all purposes to have consented to the contents of the certificate; and

		(ii)	it will continue to be bound by the provisions of the Transaction Documents accordingly.

	(e)	Unless the Agent otherwise agrees, no transfer of a Lender’s obligations may be affected while any Drawdown Notice is current.

36.4

Disclosure: A Lender may disclose to a proposed assignee, transferee or sub-participant information which relates to any Obligor or was furnished in connection with the Financing Documents provided that the relevant Lender first obtains an undertaking from such proposed assignee, transferee or sub-participant to keep that information confidential.

37.	CONFIDENTIALITY

37.1

Confidentiality: Subject to clause 37.2 (Permitted Disclosure), the Agent and Lenders shall not disclose any unpublished information or documents supplied by any Obligor in connection with the Transaction Documents which are not in the public domain.

37.2	Permitted disclosure: The Agent and the Lenders may disclose any confidential information or documents:

(a)

in enforcing a Financing Document or in a proceeding arising out of or in connection with a Financing Document or to the extent that disclosure is regarded by the Agent and the Lenders as necessary to protect its interests;

	(b)	if required under a binding order of a Governmental Agency or any procedure for discovery in any proceedings;

(c)

if required under, or necessary to in order to be in compliance with, any law or any administrative guideline, directive, request or policy whether or not having the force of law and, if not having the force of law, the observance of which is in accordance with the practice of responsible bankers or financial institutions similarly situated;

	(d)	as required or permitted by any Financing Document;

	(e)	to its legal advisors and its consultants;

	(f)	if required in connection with any legal or court action; or

	(g)	with the prior written consent of the Borrower.

37.3	Survival of obligation: This clause 37 (Confidentiality) survives the termination of this Agreement.

38.	NOTICES

All notices, requests, demands, consents, approvals, agreements or other communications to or by a party to this Agreement:

	(a)	must be in writing (including facsimile);

	(b)	must be signed by an Authorised Officer of the sender; and

	(c)	will be taken to be duly given or made:

(i)

in the case of delivery in person or by post when delivered, or left at the address of the recipient shown in this Agreement or to any other address which it may have notified the sender for the purposes of this Agreement; and

(ii)

in the case of facsimile transmission, when transmitted to the facsimile number of the recipient shown in this Agreement or to any other number which the recipient has notified to the sender for the purposes of this Agreement and a confirmation of successful transmission is produced by the facsimile machine of the sender, but if delivery or transmission is or is later than 4.00pm (local time) in that place, it will be taken to have been duly given or made at the commencement of business on the next day on which business is generally carried on in that place.

39.	AUTHORISED OFFICERS

The Borrower irrevocably authorises the Agent to rely on a certificate by any person purporting to be its director as to the identity and signatures of its Authorised Officers. The Borrower warrants that those persons have been authorised to give notices and communications on behalf of the Obligors under or in connection with the Financing Documents.

40.	GOVERNING LAW

This Agreement is governed by the laws of New Zealand.

41.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

42.	ACKNOWLEDGEMENT BY OBLIGORS

The Borrower and each Obligor confirms that:

(a)

it has not entered into the Financing Documents in reliance on, or as a result of, any conduct of any kind of or on behalf of the Agent or the Lenders or any Related Company of the Agent or the Lenders (including, without limitation, any advice, warranty, representation or undertaking); and

(b) neither the Agent or the Lenders nor any Related Company of the Agent or the Lenders is obliged to do anything (including, without limitation, disclose anything or give advice),

except as expressly set out in the Financing Documents or in writing duly signed by or on behalf of the Agent, Lenders or Related Company.

EXECUTED

Each attorney executing this Agreement states that he has no notice of revocation or suspension of his power of attorney.

Borrower
SIGNED for and on behalf of	)
AUSTRAL PACIFIC ENERGY (NZ))
LIMITED	)

in the presence of:	)	Director	Director/Authorised Signatory

Signature

Full Name

Address

Occupation

Note:

If two directors sign, no witness is necessary. If a director and secretary sign, both signatures are to be witnessed. If the director and secretary are not signing together, a separate witness will be necessary for each signature.

Guarantors
SIGNED for and on behalf of	)
KANUKA ENERGY LIMITED	)
)

in the presence of:	)	Director	Director/Authorised Signatory

Signature

Full Name

Address

Occupation

Note:

If two directors sign, no witness is necessary. If a director and secretary sign, both signatures are to be witnessed. If the director and secretary are not signing together, a separate witness will be necessary for each signature.

EXECUTED as a DEED for and on behalf	)
of	)
AUSTRAL PACIFIC ENERGY LTD.	)

by its Director/Officer	)	Signature
)

SIGNED for and on behalf of	)
SOURCE ROCK HOLDINGS LIMITED	)
)

in the presence of:	)	Director	Director/Authorised Signatory

Signature

Full Name

Address

Occupation

Note:

If two directors sign, no witness is necessary. If a director and secretary sign, both signatures are to be witnessed. If the director and secretary are not signing together, a separate witness will be necessary for each signature.

The Lenders
SIGNED for and on behalf of	)
INVESTEC BANK (AUSTRALIA))
LIMITED	)

by its attorney	)	Attorney
in the presence of:	)

Signature

Full Name

Address

Occupation

The Agent
SIGNED for and on behalf of	)
INVESTEC BANK (AUSTRALIA))
LIMITED	)

by its attorney	)	Attorney
in the presence of:	)

Signature

Full Name

Address

Occupation

FIRST SCHEDULE

CONDITIONS PRECEDENT TO ALL TRANCHES

(a)

Completion of Acquisition: Evidence that all conditions precedent to the acquisition by the Borrower of all the shares in Arrowhead Energy Limited (the “Acquisition”) have been satisfied and all other actions required to complete such acquisition (other than payment of the purchase price) have been taken.

(b)

Directors’ Certificates: Directors’ certificates from directors of the Borrower and each Guarantor (substantially in the form set out in Annexure B, Part A) other than the Sponsor who shall provide an Officer’s Certificate (substantially in the form set out in Annexure B, Part B).

(c)	Transaction Documents:

(i)

duly executed original counterparts of each Financing Document (in registrable form where necessary or desirable) together with, in the case of each of the Security Documents, such other documents and certificates as the Agent may require to ensure registration and perfection of such Security Documents and the Security Interests created thereunder; and

(ii) certification by a director of the Borrower that all other Project Documents are in full force and effect and there have been no amendments which have not been notified to the Agent.

(d)

Notices of Assignment: a copy of a notice of assignment addressed to the drilling contractor under the Drilling Contract pursuant to the General Security Agreements duly acknowledged by the relevant counterparties.

(e)	Project Accounts:

(i)

evidence that the Borrower and each Project Company have established the Project Accounts with the Account Bank in accordance with clause 19 (Project Accounts) of the Agreement and that the Debt Service Reserve Account will be funded on the date of the first Drawdown under the Agreement;

(ii) duly executed Account Bank Agreement; and

(iii) evidence that US$3,500,000.00 has been deposited in the Proceeds Account.

(f)	Base Case: evidence that the Base Case has been finalised and agreed to the satisfaction of the Agent.

(g)	Lenders’ Independent Engineer: technical review of the Project and the Field Development Plan satisfactory to the Agent.

(h)	Legal Opinion - Financing Documents:

	(i)	a legal opinion of Buddle Findlay, legal advisors to the Agent, addressed to the Agent relating to the validity and enforceability of the Financing Documents; and

	(ii)	a legal opinion of Stikeman Elliot LLP, legal advisors to the Agent addressed to the Agent relating to the execution of the Financing Documents by the Sponsor.

(i)	Due Diligence Report: a due diligence report from Buddle Findlay confirming inter alia:

	(i)	that each Project Company has or will have good title to its interest in the JV;

	(ii)	that the JV has good title to the assets of the Project including without limitation the Permit;

	(iii)	that the Borrower, each Project Company and the JV are in compliance with Environmental Law and other regulatory compliance; and

	(iv)	that all Authorisations necessary for the carrying out of the Project have been obtained and are in full force and effect.

(j)	Approved Issuer Status: that the Borrower has obtained “approved issuer” status (in accordance with clause 15.5 (Approved issuer status)).

(k)	Tax and Accountancy: receipt of:

	(i)	audited accounts for the Borrower and the Guarantors for the year ending 31 December 2005;

	(ii)	management accounts for the Borrower and the Guarantors for the quarter ending 30 June 2006; and

	(iii)	satisfactory confirmation by the auditor of tax loss benefits set out in the Base Case.

(l)	Registry Searches: satisfactory results of searches, enquiries and requisitions in relation to the Borrower, each Guarantor and the Mortgaged Property.

(m)	Insurance: evidence satisfactory to the Agent confirming that all insurance required by clause 18.4(a) (Insurance) is in place.

(n)	Fees: evidence of the payment of all fees and expenses owing or payable (including the Agent and the Lenders’ legal fees) upon the initial Drawdown Date, to the Agent.

(o)	Hedging Arrangements: a copy of the Borrower’s board approved hedging policy in a form approved by the Agent and evidence that the Mandatory Hedging Arrangements pursuant to clause 20.1 are in place.

(p)	Cost to Complete: a certificate from a director of the Borrower confirming:

	(i)	details of the capital cost budget and construction schedule for the Project in a form satisfactory to the Agent;

	(ii)	evidence satisfactory to the Agent that all sources of funds (other than the Tranche A Amount and Tranche B Amount and Tranche C Amount) described in the assumptions worksheet detailed in the cash flow model in the Base Case have been expended or are available to be expended for the uses described in such worksheet (including proceeds of US$1,000,000 from the rig sale); and

	(iii)	details of expenditure already incurred for the Project.

(q)	Oil Sales Arrangement: receipt of a letter from the board of the Sponsor (in a form and substance satisfactory to the Agent) outlining the status of arrangements in respect of Petroleum sales.

(r)

Construction Contract: confirmation in the form of a heads of agreement or letter of intent that the Construction Contract has been or will be entered into in respect of the Project in a form satisfactory to the Agent.

(s)

Minimum Ratios: confirmation that the Project Life Ratio and the Combined Project Life Ratio as demonstrated in the cash flow model in the Base Case (incorporating the hedged oil price) is at least 2.00 and 1.65 respectively.

(t)

Subordination: confirmation that all intercompany loans between the Sponsor and any of the Sponsor’s Related Companies, and the Borrower or a Project Company have been subordinated to the Secured Indebtedness.

(u)

Non–Cheal Capex: a certificate of a director of the Borrower setting out details of all mandatory non-Cheal capital expenditure due and payable or projected to become payable prior to the Completion Date.

(v)

Vector Gas Subordination: evidence satisfactory to the Agent that Vector Gas Limited agreed in writing that, subject to formal documentation, the Vector Gas Limited security interest over Arrowhead Energy Limited will be subordinated to the interests of the Agent.

(w)

Warrants: confirmation from Lang Michener LLP, solicitors for the Borrower, that all authorisations, consents, approvals and waivers of pre-emptive rights required to enable the Sponsor to validly issue the Warrants and for the Agent to exercise the Warrants at any time during the period of the Warrants have been obtained.

SECOND SCHEDULE

COMPLETION TEST

The Completion Test shall be satisfied and, accordingly, Completion shall occur upon the Agent receiving (in form and substance satisfactory to it):

(a)	A copy of the Certificate of Practical Completion (as defined in the Construction Contract) issued pursuant to the Construction Contract;

(b)	Evidence of completion of all drilling of Cheal B under the drilling programme disclosed by the Borrower and agreed by the Agent prior to the date of this Agreement;

(c)	Certificates: a certificate from the Lenders’ Independent Engineer certifying that:

(i) the proven (P90) and probable (P50) Reserves are not less than those set out in the Base Case;

(ii) the Project is capable of production rates (via existing wells and completions at the time of certification) not less than those forecast in the Base Case;

(iii) the Project infrastructure at the time of certification is sufficient and capable of oil production to at least the levels set out in the Base Case; and

(iv)

the Project plans and costs for the provision of the requisite additional development infrastructure to enable production to continue at not less than the Base Case cash-flow until the Project End Date are consistent with those set out in the Base Case;

(d)	Base Case: an updated Base Case in accordance with the Third Schedule;

(e)

Ratio Certificate: a Ratio Certificate confirming that as at the proposed Completion Date the Borrower has satisfied each of the ratios agreed in the Base Case cash-flow model other than the Historic Combined Cover Ratio;

(f)	Event of Default: confirmation that no Event of Default, Potential Event of Default or Event of Review has occurred and is continuing;

(g)	Insurance: confirmation from the Lenders’ Insurance Consultant that all necessary insurance policies are in place and continuing to a level and on terms acceptable to the Lender;

(h)	Land Access: confirmation that:

(i)

the Land Access Agreement for the Cheal A site has been amended to extend the scope of the agreement to ensure sufficient access agreements are in place for any production facilities and that any easements required in respect thereof have been granted by the landowners and all documentation has been registered; and

(ii) a long term lease has been entered into and registered in respect of the Land Access Agreement for the Cheal B site.

THIRD SCHEDULE

BASE CASE

1.	Revision:

(a)

Compulsory: the Agent and the Borrower shall, on or about the Completion Date and in each year, within 30 days of receipt of the Project Field Development Plan by the Agent (in accordance with clause 18.3(c)), revise the Base Case with regard to the contents of that updated plan;

	(b)	Voluntary: the Agent may revise the Base Case:

(i) on the expiration of at least 10 Business Days’ notice to the Borrower; or

(ii)

if the Agent reasonably considers it necessary or desirable to do so in order to enable or facilitate more effective use of the Base Case in the manner contemplated by this Agreement, after consultation with the Borrower, and so long as the revised Base Case is consistent with the principles underlying the Base Case at Financial Close provided that no revision of the Base Case shall be made (other than pursuant to paragraph (a)) if such revision could vary CADS for the year in which such revision is made or any subsequent year by more than 10%. The Agent and the Borrower shall consult before any change is made to the software format used in the preparation of the Base Case.

2.

Provision of information: The Borrower shall, not less than 15 days before any date on which the Base Case is to be revised pursuant to paragraph 1(a) of this schedule and promptly upon receiving notice pursuant to paragraph 1(b) of this schedule (the “Revision Date”), provide to the Agent:

	(a)	information which the Agent reasonably considers necessary in order to revise the Base Case; and

	(b)	such other information as the Borrower and the Agent may agree is necessary to revise the Base Case.

3.

Representations as to information: The provision of information by or on behalf of the Borrower under paragraph 2 will be taken to constitute a representation and warranty by it, at the date that information is so provided, that the information:

(a)

(to the extent that it comprises estimates or forecasts) has been prepared with due care and skill, is based on all information known to it which could reasonably have been considered to be relevant at the time it was provided and is subject only to such assumptions as were reasonable to have been made in the circumstances; and

	(b)	(in any other case) is true and correct in all material respects at the date it is provided and is not misleading in any material respect, by omission or otherwise.

4.	Disputes:

(a)

If the Agent disputes the accuracy, applicability or appropriateness of any information provided under paragraph 2 of this schedule, it shall advise the Borrower of the nature of that dispute no later than 15 days before the relevant Revision Date. The Borrower and the Agent shall then endeavour, in good faith, to resolve the dispute. If they do so, that resolution shall bind the parties. If they do not resolve that dispute on or before the tenth Day before the relevant Revision Date, then the matter shall be determined by the Lender’s Independent Engineer whose determination shall be final and binding on the parties and shall be used for the purposes of the relevant revision of the Base Case.

(b)

If information is provided to the Agent under paragraph 2 of this schedule later than 15 days before the Revision Date and the Agent considers it to be (or to be likely to be) irrelevant, inaccurate or misleading, that information may be disregarded in whole or in part by the Agent when revising the Base Case.

FOURTH SCHEDULE

INSURANCE

(a)	General obligation: In its name and in the name of the Agent, the Borrower will and will ensure that each Project Company will:

	(i)	insure and keep insured the Mortgaged Property which is of an insurable nature to the full replacement or re-instatement value; and

(ii)

ensure that the Operator takes out and keeps in force insurance with respect to the Project (including public risk, contract works, marine transit, material damage, electrical or mechanical breakdown, business interruption insurance and any other insurance reasonably requested by the Agent), in the manner and to the extent which the Agent determines is reasonable and customary for the Mortgaged Property and the Project save that the Borrower and the Project Companies will not be obliged to maintain insurance which, to the Agent’s satisfaction, is not available on commercially reasonable terms.

(b)

Payment of premiums: The Borrower and each Project Company will pay when due all premiums, commissions, levies, stamp duties, charges and other expenses necessary for taking out those insurance policies and keeping them in force.

(c)

Insurers: The Borrower and each Project Company will take out each insurance policy with independent and reputable insurers approved by the Agent located in jurisdictions approved by the Agent. The Agent will not unreasonably withhold that approval.

(d)

Information: On request the Borrower and each Project Company will provide to the Agent certificates of currency in respect of all insurance policies, and other details of the insurance policies which the Agent reasonably requires.

(e)

Annual report: On or about each anniversary of the date of this Agreement the Borrower and the Project Companies will provide to the Agent a report on all insurance policies relevant to the Project at the date of the report and on claims and other material events with respect to those insurances during the previous twelve months.

(f)

No prejudicial action: The Borrower and each Project Company will not do, permit, or omit to do, anything which is reasonably likely to materially prejudice an insurance policy relevant to the Project.

(g)

Contents of policy: Without limiting paragraph (a), the Borrower and each Project Company will ensure that each insurance policy is on terms and conditions reasonably satisfactory to the Agent and, without limitation, provides that:

	(i)	the Agent is named co-insured and as loss payee (other than under a public liability policy);

	(ii)	the proceeds resulting from a claim under the policy (other than a public liability policy) will be paid to the Agent;

	(iii)	the amount of any excess or deductible payable by the insured in respect of a claim will not exceed the amount which the Agent determines is customary for similar policies;

	(iv)	the insurer waives its right to set off or counter claim or to make any other deduction or withholding against the Agent and each person claiming under the Agent;

	(v)	all claims for insurance premiums, levies, stamp duties, charges or commissions against the Agent and each person claiming under the Agent are waived;

	(vi)	the insurer will not terminate the policy unless the relevant default or breach remains unremedied for at least 30 days after notice by the insurer to the Agent specifying the default or breach;

(vii)

to the extent that the policy covers the interest of the Agent the insurer will not refuse or reduce a claim or cancel or avoid the policy except where the right to do so results from the fraud of the Agent;

	(viii)	a claim for replacement or re-instatement value will be paid even though the relevant asset is not replaced or re-instated; and

	(ix)	there is no averaging provision.

(h)	Remedy of default: If:

	(i)	the Borrower or a Project Company fails to take out or keep in force an insurance policy;

	(ii)	the insurer becomes entitled to cancel or avoid an insurance policy; or

	(iii)	the Agent reasonably determines that the insurer under a policy will not be capable of meeting a claim,

the Agent may (but in the case of paragraph (iii), only after giving the Borrower five Business Days’ notice) do anything which it reasonably determines is advisable or necessary to take out or keep in force that policy or to take out a new policy complying with this clause at the cost of the Borrower and in the name of the Borrower or the Project Company as the case may be or the Agent or both. The Agent is not obliged to do anything under this paragraph.

(i)

Enforcement by Agent: On request by the Agent following an Event of Default the Borrower will do everything (including providing documents, evidence and information) necessary or desirable in the reasonable opinion of the Agent to enable the Agent to claim and to collect or recover money due, under or in respect of, an insurance policy.

(j)	Notice of claims: As soon as possible the Borrower will notify:

	(i)	the Agent; and

	(ii)	(when it is required or it is advisable to do so) the relevant insurer,

of any event which does or may give rise to a claim of US$100,000 or more under an insurance policy or which causes the Project to cease operation for a period in excess of 48 hours; and

	(iii)	a cancellation, change or reduction in an insurance policy;

	(iv)	an insurance policy becoming void or voidable; or

	(v)	any other material circumstance relating to an insurance policy.

(k)

Use of insurance proceeds and other amounts: The Borrower and the Project Company will use the proceeds of all insurance policies, and other payments arising out of a Casualty Occurrence, received by it as follows:

	(i)	in the case of a public liability policy, to discharge the relevant liability covered by the policy;

	(ii)	if the Agent has given a notice under clause 22.2 (Consequences), towards payment of the Secured Indebtedness (subject to sub-paragraph (i));

(iii)

subject to sub-paragraphs (i) and (ii), if a Casualty Occurrence for an aggregate amount not more than US$100,000 (excluding public liability insurance) occurs, then payments arising out of that Casualty Occurrence (other than business interruption insurance) will be used to the extent necessary towards reinstatement of the relevant asset;

(iv)

subject to sub-paragraphs (i) and (ii), if a Casualty Occurrence for an aggregate amount in excess of US$100,000 (excluding public liability insurance) occurs, then payments arising out of that Casualty Occurrence (other than business interruption insurance) will be applied towards payment of the Secured Indebtedness unless, within 6 months after the Casualty Occurrence, each of the following requirements is satisfied:

		(1)	the Lenders’ Independent Engineer certifies to the Agent that:

			A.	it is economically viable to reinstate the relevant asset having regard to the circumstances existing at the time; and

			B.	the relevant asset can be reinstated:

				(i)	within the period that the Borrower and the Project Company has available to it business interruption insurance sufficient to pay when due interest and fees payable under this Agreement; and

				(ii)	for a total cost not exceeding the amount of those payments arising out of the Casualty Occurrence;

		(2)	the Agent is satisfied that the Secured Indebtedness will be repaid in accordance with this Agreement.

(l)

In the case of business interruption insurance, towards payment of the Secured Indebtedness which are due and payable or other liability covered by the policy, provided that those Secured Indebtedness are discharged first (and subject to sub-paragraph (ii)).

(m)

The Agent and the Borrower will pay all proceeds received by them into the Proceeds Account to be applied as set out above. The Borrower will apply any surplus in excess of the amounts referred to above towards payment of the Secured Indebtedness.

FIFTH SCHEDULE

FINANCIAL UNDERTAKINGS MATRIX

	Schedule A	Schedule B	Schedule C

Loan Life Ratio	<1.35:1	1.35:1 - 1.50:1	>1.50:1

Project Life Ratio	<1.50:1	1.50:1 – 2.00:1	>2.00:1

Combined Project Life Ratio	<1.35:1	1.35:1 - 1.75:1	>1.75:1

Historic Combined Cover Ratio	<1.20:1	1.20:1 - 1.50:1	>1.50:1

Forward Combined Cover Ratio	<1.20:1	1.20:1 – 1.50:1	>1.50:1

Reserve Tail	<20%	20% - 30%	>30%

Mandatory Prepayment	100%	50%	25%

Permitted Distributions*	0%	50%	75%

* The Mandatory Prepayment and Permitted Distributions percentages will be calculated by reference to the weakest performance by the Borrower in relation to the above ratios as set out in the relevant Ratio Certificate.

SIXTH SCHEDULE

REPAYMENT SCHEDULE

Repayment Schedule

Repayment Date (Quarter Ending)	Tranche A Repayment (US$’000)	Tranche B Repayment (US$’000)

31 December 2006	0
31 March 2007	0
30 June 2007	2,300
30 September 2007	2,050
31 December 2007	2,200
31 March 2008	2,050
30 June 2008	1,900
30 September 2008	1,800
31 December 2008	1,650
31 March 2009	1,450
30 June 2009	1,350
30 September 2009	1,250
31 December 2009		1,000
31 March 2010		800
30 June 2010		3,200	(*)

	18,000	5,000

* Debt Service Reserve Account balance of US$3,000,000 to be applied

SEVENTH SCHEDULE

LENDERS’ COMMITMENTS

Name	Tranche A	Tranche B	Tranche C

Investec Bank (Australia) Limited	US$18,000,000	US$5,000,000	NZ$2,500,000

EIGHTH SCHEDULE

SUBSTITUTION CERTIFICATE

Substitution Certificate relating to a Facility Agreement dated on or about [          ] 2006 between, among others, Austral Pacific Energy (NZ) Limited and Investec Bank (Australia) Limited (the “Agreement”).

1. [     ] (“Transferee”) whose address, facsimile number and designated person are set out below;

2. [     ] (“Transferring Lender”) being a Lender for the purposes of the Agreement; and

3. Investec Bank (Australia) Limited (“Agent”).

IT IS AGREED

1.	DEFINITIONS

1.1	Terms defined in the Agreement have the same meaning in this certificate.

1.2	In this certificate:

“Transfer Date” means the date this certificate is countersigned by the Agent.

“Transferred Advances” means that part of the Advances of the Transferring Lender as shall be assumed by the Transferee hereunder as specified in Schedule One to this Substitution Certificate.

“Transferred Commitment” means that part of the Commitment in respect of each Tranche of the Transferring Lender as shall be assumed by the Transferee hereunder, namely:

(a) $[ ] in respect of Tranche A; and

(b) $[ ] in respect of Tranche B.

“Transferred Rights and Obligations” means the rights of, and the obligations to be performed by, the Transferring Lender under the Transaction Documents in respect of the Transferred Commitment and Transferred Advances, which rights and obligations cease under clause 2.1 of this certificate and are to be assumed by the Transferee.

2.	TRANSFER

2.1

The Transferring Lender shall cease to be entitled to, and to be bound by, its Transferred Rights and Obligations relating to the Transferred Commitment and Transferred Advances with effect from the Transfer Date, but shall remain entitled to those rights and bound by those obligations which have accrued up to the Transfer Date.

2.2	With effect from the Transfer Date:

(a)

the Transferee and each of the parties to the Agreement shall assume obligations towards each other and acquire rights against each other which are identical to the Transferred Rights and Obligations except in so far as the obligations so assumed and rights so acquired relate to the identity of or location of the Transferee and not to the identity of or location of the Transferring Lender;

(b) the Transferee shall be deemed to be a party to the Transaction Documents which shall apply as if it were a Lender, with the Transferred Rights and Obligations; and

(c) The Seventh Schedule of the Agreement shall be deemed to be amended accordingly.

3.	INDEPENDENT INVESTIGATION

3.1	The Transferee acknowledges that:

(a) it has received a copy of the Agreement and the other Transaction Documents together with such other documents and information as it has required in connection with this transaction;

(b)

it has not relied, and shall not in the future rely, on the Transferring Lender or the Agent or any other party to the Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such documents or information; and

(c)

it has not relied, and shall not in the future rely, on the Transferring Lender or the Agent or any other Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Borrower or of any Obligor.

3.2

The Transferring Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents or any document relating thereto and assumes no responsibility for the financial condition of any Obligor or for the performance and observance by any Obligor of any of their respective obligations under the Transaction Documents or any document relating thereto and any and all such representations and warranties, and all conditions, whether express or implied by law or otherwise, are expressly excluded.

4.	PAYMENTS

The Transferring Lender and the Transferee acknowledge and confirm that they shall make directly between themselves such payments and adjustments agreed amongst themselves with respect to accrued interest, costs and other amounts attributable to the Transferred Commitment, Transferred Advances and Transferred Rights and Obligations prior to the Transfer Date.

5.	GOVERNING LAW

This certificate shall be governed by and construed in accordance with the laws of New Zealand.

Signed by the authorised representatives of the parties.

SIGNED by [ ]

in the presence of:

Signature of witness

Name of witness

Occupation

City/town of residence

SIGNED by [ ]

in the presence of:

Signature of witness

Name of witness

Occupation

City/town of residence

Countersigned by the Agent on behalf of the other parties to the Agreement (but without any responsibility or liability):

SIGNED by INVESTEC BANK (AUSTRALIA) LIMITED

in the presence of:

Signature of witness

Name of witness

Occupation

City/town of residence

Schedule One To Substitution Certificate

Transferred Advances

[Details, including relevant Tranche, to be completed]

NINTH SCHEDULE

Terms of Warrants

Form of Warrant Certificate attached. [see Exhibit 2.1.2]

TENTH SCHEDULE

Bank Guarantee

To VECTOR GAS LIMITED (‘VGL’)

In respect of AUSTRAL PACIFIC ENERGY (NZ) LIMITED (‘Austral’)

At the request of Austral and in consideration of VGL at the request of the Investec Bank (Australia) Limited (ABN 55 071 292 594) (‘Investec’) agreeing to execute a deed of priority of security interests, Investec unconditionally undertakes to pay on written demand any sum which may from time to time become payable to VGL under clause 10.3 of the Gas Prepayment and Sale Agreement (the ‘GPSA’) between International Resource Management Corporation and VGL dated 4 February 2004 (as amended by the Deed of Assignment and Assumption Interests in Gas Prepayment and Sale Agreement dated 23 December 2005 assigning the rights of International Resource Management Corporation to Arrowhead Energy Limited) up to a maximum aggregate sum of NZ$2,500,000 (‘Maximum Guaranteed Amount’) as such amount may be reduced from time to time on delivery to Investec of a certificate from a director of Austral certifying the reduction in the Maximum Guaranteed Amount in accordance with:

(a) the monthly invoices rendered under the Kahili GSA (as defined in the GPSA) effectively deducting an amount proportionate to Austral’s interest in the Kahili Gas Field; and

(b)

to the extent that the total payments made under the Kahili GSA are less than the Prepayment, the monthly invoices rendered under the Cheal GSA (as defined in the GPSA) effectively deducting an amount proportionate to Austral’s interest in the Cheal Gas Field.

This guarantee is to continue until one of the following events occur:

•	Investec receives written notification from VGL that this guarantee is no longer required;

•	the return of this guarantee to Investec;

•	payment to VGL by Investec of the whole of the said sum or such lesser sum as may be required by VGL;

•

Investec advises VGL in writing that it has received final payment of all Secured Indebtedness (as that term is defined in the US$ Cash Advance Facility Agreement between, among others, Investec and Austral, dated on or about the date of this Bank Guarantee (the “Facility Agreement”)).

Should VGL certify to Investec that such an amount is due and owing by Austral to VGL under clause 10.3 of the GPSA it is unconditionally agreed that such payment or payments will be made to VGL forthwith without further reference to Austral and notwithstanding any notice given by Austral to Investec not to pay same.

Provided always that Investec may at any time there is an Event of Default continuing under the Facility Agreement without being required to do so, pay to VGL the Maximum Guaranteed Amount less any amount it may have already paid hereunder and thereupon Investec’s liability under this Bank Guarantee shall immediately cease and determine.

The benefit of this Bank Guarantee is personal and not capable of assignment.

Dated this                    day of                     200

For Investec Bank (Australia) Limited

Attorney

ANNEXURE A

DRAWDOWN NOTICE

To:                    [Agent]

[*] - DRAWDOWN NOTICE NO. [*]

We refer to the US$ Cash Advance Facility Agreement (the Facility Agreement) dated [*] 2006 between, among others, Austral Pacific Energy (NZ) Limited as Borrower and Investec Bank (Australia) Limited as Agent, Arranger and Security Agent. Definitions in the Facility Agreement have the same meaning when used in this Certificate.

Under clause [5.1/8.1] of the Agreement:

(1)	we give you irrevocable notice that we wish to draw on [*] 20[*] (the Drawdown Date) under Tranche [insert Tranche]; [NOTE: Date is to be a Business Day.]

(2)	the total Principal Amount to be drawn is [*];

(3)	particulars of each Advance are as follows:

Principal Amount Interest Period

(4)	the proceeds will be automatically remitted to the [Proceeds Account/Debt Service Reserve Account] [the latter only to be used in relation to the first Advance under Tranche B];

We hereby certify, after making due enquiry, that no unremedied Event of Default, Potential Event of Default or Event of Review exists.

On behalf of

AUSTRAL PACIFIC ENERGY (NZ) LIMITED

By:

[Authorised Officer]

ANNEXURE B

PART A

FORM OF DIRECTORS’ CERTIFICATE

TO: [Agent]

We, [•] and [•], being directors of [ insert name ] (the Company) certify as follows:

1.	BOARD RESOLUTIONS

1.1	The board of directors of the Company has, by all necessary resolutions duly passed:

(a) approved the transactions contemplated by the documents listed in the schedule below (the “Transactions”), and the documents themselves (the “Documents”);

(b) authorised execution of the Documents by the Company; and

(c) authorised the persons specified in paragraph 8 to give any notices and other communications and take any other action required under or in connection with the Documents on behalf of the Company.

1.2	The relevant board resolutions were passed by way of resolutions in writing signed by all of the directors of the Company entitled to receive notice of a meeting of the board of directors.

OR

1.2	The relevant board resolutions were duly passed at a meeting of the board of directors:

(a) which was properly convened; and

(b) in respect of which all quorum requirements were duly observed.

1.3	The board resolutions remain in full force and effect.

2.	DIRECTORS’ SELF-INTERESTED TRANSACTIONS

2.1

After making due enquiry, it has been determined that one or more of the Company’s directors is, or may be, interested (as that term is defined in section 139 of the Companies Act 1993 (the “Act”)) in the transactions contemplated by the Documents.

2.2	In approving the Documents and the Transactions, the board of directors, after taking into account all relevant factors, has resolved that the Company is receiving fair value under them.

OR

2.2

All of the Company’s entitled persons have agreed in writing (pursuant to section 107(3) of the Act) to the Company’s entry into and performance of the Documents and the Transactions (so that nothing in sections 140 and 141 of the Act will apply to the Transactions).

3.	CORPORATE BENEFIT

In approving the Documents and the Transactions, the board of directors has resolved (after taking into account all relevant factors) that the Company’s entry into and performance of the Documents and the Transactions is, in each case, in the best interests of the Company.

OR

In approving the Documents and the Transactions, the board of directors has resolved (pursuant to an express provision in the constitution of Company) and after taking into account all relevant factors, that the Company’s entry into and performance of the Documents and the Transactions is, in each case, in the best interests of the Company’s holding company.

4.	MAJOR TRANSACTION

4.1	It has been determined that the Transactions contemplated by the Documents constitute a “major transaction” for the purpose of section 129 of the Act.

4.2	All the shareholders of the Company have by special resolution:

(a) approved the Documents and the Transactions; and

(b) confirmed, approved and ratified the Board resolutions referred to above.

5.	DUE EXECUTION

Each of the Documents has been properly executed by the Company.

6.	SOLVENCY

6.1	We are not aware of any liquidation proceedings which have been commenced by any person against the Company or which are intended or anticipated by the Company.

6.2

Having taken into account all relevant factors (including in the case of a guarantee all rights of contribution and subrogation to which the Company would be entitled if called upon to perform its obligations and the solvency of the guaranteed parties) the directors have expressed the view that the value of the consideration or benefit received by the Company is not less than the value of the consideration provided by the Company.

6.3	The Company:

(a) is able to pay its due debts; and

(b) is not engaged or about to engage in business for which its financial resources are unreasonably small; and

(c) in our opinion (after due inquiry made and legal advice obtained):

(i)	will be able to perform its obligations under the Documents and the transactions contemplated by them when required to do so; and

(ii)	will not become unable to pay its due debts as a result of the Documents and the transactions contemplated by them.

7.	FINANCIAL ASSISTANCE

The Transactions do not include or involve the provision by the Company of financial assistance in connection with the purchase of a share issued or to be issued by it or by its holding company.

8.	AUTHORISED SIGNATURES

The following are the true signatures of the persons who have been authorised ([any one of them acting alone/any two of them acting together]) to give any notices and other communications, and to take any other action required, under or in connection with the Documents on behalf of the Company.

Name	Position	Signature

Given this [ ] day of [ ] [ ]

Director		Director

SCHEDULE (TO DIRECTORS’ CERTIFICATE)

DOCUMENTS

[                                                          ]

ANNEXURE B

PART B

FORM OF OFFICER’S CERTIFICATE

AUSTRAL PACIFIC ENERGY LTD.

Re:

US$ Cash Advance Facility Agreement among (i) Austral Pacific Energy (NZ) Limited as borrower, (ii) Kanuka Energy Limited, the Company, and Source Rock Holdings Limited, as guarantors, (iii) Investec Bank (Australia) Limited, in its capacity as agent, arranger and security agent, and (iv) the financial institutions named in the seventh schedule thereto; which agreement

The undersigned officer of the above company (the “Company”) certifies for and on behalf of the Company, without personal liability, intending that same may be relied upon without further inquiry by the “Finance Parties” as defined in the above-mentioned agreement, as follows:

1.

Directors and Officers. Attached hereto is List of Directors and Officers of the Company, and each person listed therein as a director is a director of the Company and is duly elected/appointing, acting and qualified, and there are no other directors of the Company, and each person listed therein as holding an office holds such office in the Company and is duly appointed, and each signature set out therein opposite the name of a person is a genuine signature of that person

2.

Directors’ Resolution. Attached hereto is a true and complete copy of a resolution of the directors of the Company authorizing inter alia the above-mentioned agreement, and such resolution has been duly passed or adopted in writing and remains in full force and effect and no resolution has been passed nor any proceeding taken to amend, surrender or cancel the same.

3.

Charter Documents. Attached hereto is a true and complete copy of the certificate of continuation, notice of articles, and articles of the Company and all amendments thereto, and the same remain in full force and effect, and no resolution has been passed nor any proceeding taken to amend, surrender or cancel the same.

4.

No Receivership, Insolvency or Dissolution. No receiver, receiver-manager, receiver and manager, liquidator or similar official has been appointed in respect of the Company or any of its assets. The Company has not filed a proposal, a notice of intention to file a proposal, or an assignment for the benefit of creditors under applicable bankruptcy or similar legislation, and the Company is not insolvent and has not committed any other act of bankruptcy. No petition has been filed, no order has been made, no resolution has been passed, nor has any other step been taken for the bankruptcy, liquidation, dissolution, winding-up or reorganization of the Company or for the arrangement or composition of the Company’s debts.

Date:	December_____, 2006	Signature:

Title:

ANNEXURE C

RATIO CERTIFICATE

(clause 18.2(a)(iv))

TO:	[Agent]

This certificate is given to you pursuant to clause 18.2(a)(iv) (Ratio Certificate) of the Facility Agreement (the “Facility Agreement”) between, among others, Austral Pacific Energy (NZ) Limited as borrower, the Guarantors named therein and [insert Lenders] dated [   ]. All terms used in this certificate which are defined in the Facility Agreement have the same meaning in this certificate.

We certify on behalf of the directors of Austral Pacific Energy (NZ) Limited (“Borrower”) and Kanuka Energy Limited as at [                    ] (the “Calculation Date”) that to the best of our knowledge and belief, having made due enquiry:

1.	The balances of the Project Accounts as at the Calculation Date and after making all transfers required by clause 19.3 are as set out in the Appendix to this certificate.

2.	The amounts and ratios detailed in the Appendix to this certificate are shown in, or derived from, the financial statements of the Borrower as at and for the period ended on the Calculation Date.

3.	The Borrower is not in breach, in any material respect, of any of the covenants in the Facility Agreement [or, if there is a breach, detailing that breach].

DATED:          [                    ]

For and on behalf of the directors of
AUSTRAL PACIFIC ENERGY (NZ) LIMITED
by:

Director	Director

For and on behalf of the directors of
KANUKA ENERGY LIMITED
by:

Director	Director

APPENDIX TO RATIO CERTIFICATE

Project Account Balances as at the Calculation Date (CD)

Proceeds Account balance $[•]

Debt Service Reserve Account balance (X) $[•]

Minimum Debt Service Reserve Account balance required [US$3,000,000]/[US$1,500,000]

Amount available for [distribution] $[•]

Loan Life Ratio as at Calculation Date

Present Value of CADS to the relevant Tranche Expiry Date (A) $

Aggregate of Principal Outstanding under the relevant Tranche

Less (X) (B) $

Ratio of (A) to (B) [ : ]

Project Life Ratio as at Calculation Date

Present Value of CADS to the Project End Date (C) $

Ratio of (C) to (B) [ : ]

Combined Project Life Ratio as at Calculation Date

Aggregate of Principal Outstanding under Tranche A and Tranche B (D) $

Ratio of (C) to (D) [ : ]

Historic Combined Cover Ratio as at Calculation Date

Actual CADS for the three month period up to the CD (E) $

Debt Service for that three month period (F) $

Ratio of (E) to (F) [ : ]

Forward Combined Cover Ratio as at Calculation Date

Projected CADS for the three month period following the CD (G) $

Debt Service for that three month period (H) $

Ratio of (G) to (H) [ : ]

ANNEXURE D

FORM OF ACCESSION DEED

(Clause 18.5)

DEED dated [•]

made by:

[Insert name(s) of new Guarantor(s)] (the “New Guarantor”)

in favour of:

Investec Bank (Australia) Limited as agent for the Finance Parties (the “Agent”)

INTRODUCTION

(A)	The New Guarantor is a Subsidiary of Austral Pacific Energy (NZ) Limited (the Borrower”).

(B)

The Borrower is party to a US$ Cash Advance Facility Agreement dated [•] 2006 (the “Facility Agreement”) under or pursuant to which it has given guarantees and other undertakings for the benefit of the Agent.

(C)

At the request of the Borrower, the New Guarantor wishes to execute this deed (being a deed supplemental to the Facility Agreement) and in or to the effect of the form prescribed in Annexure D to the Facility Agreement in order to become a Guarantor under that agreement.

(D)	The New Guarantor has resolved that it is in the New Guarantor’s interest that the New Guarantor:

(i) guarantee the due payment by each other Obligor of all Secured Indebtedness (as defined in the Facility Agreement) from time to time owing or payable to the Finance Parties by each other Obligor; and

(ii) guarantee the other obligations of each other Obligor in respect of Secured Indebtedness;

and that this deed be executed by the New Guarantor.

IT IS AGREED

1.	Definitions: To the extent to which the same are applicable the definitions and provisions contained in clause 1 of the Facility Agreement shall apply to and be incorporated in this deed.

2.

Acknowledgement: The New Guarantor acknowledges that credit or other financial accommodation has been and will hereafter be provided by one or more of the Finance Parties to the Borrower on the condition and in part consideration that the New Guarantor will give, or has given, to the Agent the guarantee created by this deed and the other covenants contained in the Facility Agreement on its part.

3.	Agreement: The New Guarantor acknowledges and agrees that, with effect from the date of this deed, it is and will be a Guarantor for the purposes of the Facility Agreement.

4.

Implied provisions: Pursuant to Section 8 of the Property Law Act 1952 of New Zealand it is hereby declared that there shall be deemed to be incorporated in this deed all the covenants, representations, warranties and provisions of the Facility Agreement in the same manner and to the same extent as if those covenants, representations, warranties and other provisions had been set out in full in this deed (with all necessary modifications) and made applicable to the New Guarantor as though it were a Guarantor and the New Guarantor accordingly covenants and agrees, jointly and severally, with each other Obligor, to perform, observe and be bound by those covenants, representations, warranties and other provisions.

5.

Guarantee: Without limiting the effect of clause 4, the New Guarantor unconditionally and irrevocably guarantees to the Agent and the Finance Parties, jointly and severally with each other Obligor, the due and punctual payment by each other Obligor of the Secured Indebtedness as and when the same shall become due and payable and the due observance and performance by each other Obligor of all its obligations under the Facility Agreement. This guarantee is deemed for the purposes of the Facility Agreement as having been given pursuant to clause 12 of the Facility Agreement.

6.

Governing law and jurisdiction: This deed shall be governed by, and construed in accordance with, the laws of New Zealand and the subsidiary hereby submits to the non-exclusive jurisdiction of the laws of New Zealand.

SIGNED AS A DEED

[New Guarantor]